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Filed Pursuant to Rule 424(b)(3)
Registration No. 333-189842

The information in this prospectus supplement and the accompanying prospectus is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS SUPPLEMENT	SEPTEMBER 19, 2013
(To Prospectus dated July 8, 2013)

NGL Energy Partners LP

4,100,000 Common Units

Representing Limited Partner Interests

We are offering 4,100,000 common units representing limited partner interests in NGL Energy Partners LP.

Our common units are listed on the New York Stock Exchange under the symbol "NGL." On September 18, 2013, the last reported sale price of our common units on the New York Stock Exchange was $32.95 per common unit.

Investing in our common units involves risks. Please read "Risk Factors" beginning on page S-13 of this prospectus supplement and on page 2 of the accompanying prospectus.

	Per Common Unit	Total
Public Offering Price	$	$
Underwriting Discount	$	$
Proceeds to NGL Energy Partners LP (before expenses)	$	$

We have granted the underwriters a 30-day option to purchase up to an additional 615,000 common units on the same terms and conditions set forth above.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the common units on or about                , 2013.

Joint Book-Running Managers

RBC Capital Markets
BofA Merrill Lynch
Wells Fargo Securities

Co-Managers

Baird
BMO Capital Markets
Janney Montgomery Scott

The date of this prospectus supplement is                , 2013.

Prospectus Supplement

Prospectus

        You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus that we may provide to you. Neither we nor the underwriters have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front cover of this prospectus supplement or the accompanying prospectus. You should not assume that the information contained in the documents incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of common units. The second part is the accompanying prospectus, which provides more general information regarding securities that we may offer from time to time, some of which does not apply to this offering. Generally, when we use the term "prospectus," we are referring to both parts combined. To the extent any inconsistency or conflict exists between the information included in this prospectus supplement and the information included in the accompanying prospectus, the information included or incorporated by reference in this prospectus supplement updates and supersedes the information in the accompanying prospectus. This prospectus supplement incorporates by reference important business and financial information about us that is not included in or delivered with this prospectus supplement.

        It is important for you to read and consider all information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus in making your investment decision. In making an investment decision, prospective investors must rely on their own examination of NGL Energy Partners LP and the terms of the offering, including the merits and risks involved. Prospective investors should not construe anything in this prospectus as legal, business or tax advice. Each prospective investor should consult its own advisors as needed to make its investment decision and to determine whether it is legally permitted to purchase the securities under applicable legal investment, or similar laws or regulations.

        Any statement made in this prospectus, any free writing prospectus authorized by us or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any free writing prospectus authorized by us or in any other subsequently filed document that is also incorporated by reference into this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Please read "Where You Can Find More Information" on page S-30 of this prospectus supplement.

        None of NGL Energy Partners LP, the underwriters or their respective representative is making any representation to you regarding the legality of an investment in our common units by you under applicable laws. You should consult with your own advisors as to legal, tax, business, financial and related aspects of an investment in our common units.

INDUSTRY AND MARKET DATA

        We obtained the market and competitive position data used throughout this prospectus supplement from our own research, surveys or studies conducted by third parties and industry or general publications. Industry publications and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. While we believe that each of these studies and publications is reliable, neither we nor the underwriters have independently verified such data and neither we nor the underwriters make any representation as to the accuracy of such information. Similarly, we believe our internal research is reliable but it has not been verified by any independent sources.

S-ii

 CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

        This prospectus contains various forward-looking statements and information that are based on our beliefs and those of our general partner, as well as assumptions made by and information currently available to us. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. When used in this prospectus, words such as "anticipate," "project," "expect," "plan," "goal," "forecast," "intend," "could," "believe," "may," and similar expressions and statements regarding our plans and objectives for future operations, are intended to identify forward-looking statements. Although we and our general partner believe that the expectations on which such forward-looking statements are based are reasonable, neither we nor our general partner can give assurances that such expectations will prove to be correct. Forward-looking statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, projected or expected. Among the key risk factors that may have a direct bearing on our results of operations and financial condition are:

  •
  the prices and market demand for crude oil and natural gas liquids;

  •
  energy prices generally;

  •
  the price of propane compared to the price of alternative and competing fuels;

  •
  the general level of crude oil, natural gas, and natural gas liquids production;

  •
  the general level of demand for crude oil and natural gas liquids;

  •
  the availability of supply of crude oil and natural gas liquids;

  •
  the level of crude oil and natural gas production in producing basins in which we have water treatment facilities;

  •
  the ability to obtain adequate supplies of propane for retail sale in the event of an interruption in supply or transportation and the availability of capacity to transport propane to market areas;

  •
  actions taken by foreign oil and gas producing nations;

  •
  the political and economic stability of petroleum producing nations;

  •
  the effect of weather conditions on demand for oil, natural gas and natural gas liquids;

  •
  the effect of natural disasters or other significant weather events;

  •
  availability of local, intrastate and interstate transportation infrastructure, including with respect to our truck, rail, and barge transportation services;

  •
  availability and marketing of competitive fuels;

  •
  the impact of energy conservation efforts;

  •
  energy efficiencies and technological trends;

  •
  governmental regulation and taxation;

  •
  the impact of legislative and regulatory actions on hydraulic fracturing;

S-iii

  •
  hazards or operating risks incidental to the transporting and distributing of petroleum products that may not be fully covered by insurance;

  •
  the maturity of the propane industry and competition from other propane distributors;

  •
  loss of key personnel;

  •
  the ability to renew contracts with key customers;

  •
  the fees we charge and the margins we realize for our terminal services;

  •
  the ability to renew leases for general purpose and high pressure rail cars;

  •
  the ability to renew leases for underground natural gas liquids storage;

  •
  the nonpayment or nonperformance by our customers;

  •
  the availability and cost of capital and our ability to access certain capital sources;

  •
  a deterioration of the credit and capital markets;

  •
  the ability to successfully identify and consummate strategic acquisitions at purchase prices that are accretive to our financial results;

  •
  the ability to successfully integrate acquired assets and businesses;

  •
  changes in laws and regulations to which we are subject, including tax, environmental, transportation and employment regulations or new interpretations by regulatory agencies concerning such laws and regulations and the impact of such laws and regulations (now existing or in the future) on our business operations, including our sales of crude oil, condensate, and natural gas liquids, our processing of wastewater, and transportation and hedging activities; and

  •
  the costs and effects of legal and administrative proceedings.

        Other factors that could cause our actual results to differ from our projected results are described under the caption "Risk Factors" in this prospectus supplement, in Part I, Item 1A, "Risk Factors" in our Annual Report on Form 10-K for the year ended March 31, 2013 and in our other reports filed from time to time with the Securities and Exchange Commission (the "SEC") and incorporated by reference in this prospectus supplement.

        Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

S-iv

SUMMARY

        This summary highlights information included or incorporated by reference in this prospectus supplement. It does not contain all of the information that may be important to you. You should read carefully the entire prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein and the other documents to which we refer herein for a more complete understanding of our business and the terms of this offering, as well as the tax and other considerations that are important to you in making your investment decision.

        Unless the context otherwise requires, references to "NGL Energy Partners," "NGL," "we," "us," "our" and similar terms, as well as references to the "Partnership," are to NGL Energy Partners LP and all of its subsidiaries. Our "general partner" refers to NGL Energy Holdings LLC. Unless we indicate otherwise, the information presented in this prospectus supplement assumes that the underwriters do not exercise their option to purchase additional common units.

Overview

        We are a Delaware limited partnership formed in September 2010 by several investors. As part of our formation, we acquired and combined the assets and operations of NGL Supply, Inc., primarily a wholesale propane and terminalling business founded in 1967, and Hicksgas, LLC and Hicksgas Gifford, Inc., primarily a retail propane business founded in 1940. Subsequent to our formation, we significantly expanded our operations through numerous business combinations, including with High Sierra Energy, LP in 2012, as a result of which we entered the crude oil logistics and water services businesses.

        We and our subsidiaries own and operate four primary businesses, which are summarized below:

  •
  Our crude oil logistics segment purchases crude oil from producers and transports it for resale at pipeline injection points, storage terminals, barge loading facilities, rail facilities, refineries, and other trade hubs.

  •
  Our water services segment generates revenues from the gathering, transportation, treatment, and disposal of wastewater generated from oil and natural gas production operations, and from the sale of recycled water and recovered hydrocarbons.

  •
  Our natural gas liquids logistics segment purchases propane, butane, and other natural gas liquids from refiners, processing plants, producers, and other parties, and sells the product to retailers, refiners, and other participants in the wholesale markets. Our natural gas liquids logistics segment owns 17 terminals, leases underground storage capacity, and operates a fleet of leased rail cars.

  •
  Our retail propane segment sells propane, distillates, and equipment and supplies to residential, agricultural, commercial, and industrial end-users.

Our Business Strategies

        Our principal business objective is to increase the quarterly distributions that we pay to our unitholders over time while ensuring the ongoing stability of our business and its cash flows. We expect to achieve this objective by executing the following strategies:

  •
  Focus on building a vertically-integrated master limited partnership providing multiple services to producers. We continue to enhance our ability to transport crude oil from the wellhead to refiners, wastewater from the wellhead to treatment for disposal, recycle, or discharge, and transport natural gas liquids from processing plants to end users, including retail propane customers.

  •
  Achieve organic growth by investing in new assets that increase volumes, enhance our operations, and generate attractive rates of return. We believe that there are accretive organic growth opportunities that originate from assets we have acquired. We also believe that there are further organic growth opportunities within our existing businesses, particularly within our crude oil logistics and water services businesses.

  •
  Deliver accretive growth through strategic acquisitions that complement our existing business model and expand our operations. We intend to continue to pursue acquisitions that build upon our vertically integrated business model, add scale to our crude oil logistics platform, and enhance our geographic diversity in our water services segment. We have established a successful track record of acquiring companies and assets at attractive prices and we continue to evaluate acquisition opportunities in order to capitalize on this strategy in the future.

  •
  Focus on consistent annual cash flows by adding operations that minimize commodity price risk and generate fee-based, cost-plus, or margin-based revenues. We believe that expanding our retail propane business with an emphasis on a high level of residential customers and a high level of company-owned tanks will result in strong customer retention rates and consistent operating margins. In our natural gas liquids logistics and crude oil logistics segments, we intend to focus on back-to-back contracts which minimize commodity price exposure. In our water services segment, cash flows are typically supported by fee-based contracts, some of which include acreage dedications from producers or volume commitments. We will continue to focus on these contracts, which not only help minimize commodity price exposure but also provide a degree of certainty with respect to volumes and provide stable cash flows.

  •
  Maintain a disciplined capital structure characterized by low leverage.  We target leverage levels that are consistent with those of investment grade companies. Through our disciplined approach to leverage, we maintain sufficient liquidity to manage existing and future capital requirements.

  •
  Maintain a disciplined cash distribution policy that complements our acquisition and organic growth strategies. We intend to use cash flows from our operations to make distributions to our unitholders and to use excess cash flows to opportunistically repay indebtedness, including amounts outstanding under our revolving credit facility. We believe this strategy positions us to pursue future acquisitions and to execute upon our organic growth initiatives.

Our Competitive Strengths

        We believe that we are well-positioned to successfully execute our business strategies and achieve our principal business objectives because of the following competitive strengths:

  •
  Our seasoned management team with extensive midstream industry experience and a track record of acquiring, integrating, operating and growing successful businesses. Our management team has significant experience managing companies in the energy industry. In addition, through decades of experience, our management team has developed strong business relationships with key industry participants throughout the United States. We believe that our management's knowledge of the industry, relationships within the industry, and experience in identifying, evaluating and completing acquisitions provides us with opportunities to grow through strategic and accretive acquisitions that complement or expand our existing operations.

  •
  Our vertically integrated and diversified operations, which help us generate more predictable and stable cash flows on a year-to-year basis. Our ability to provide multiple services to producers in numerous geographic areas enhances our competitive position. Our retail propane business sources propane through our natural gas liquids logistics business, which allows us to leverage the expertise of our natural gas liquids logistics business to help improve our margins and profitability and enhance our cash flows. Furthermore, we believe that our natural gas liquids logistics business provides us with valuable market intelligence that helps us identify potential acquisition opportunities.

  •
  Our network of crude oil transportation assets, which allows us to serve customers over a wide geographic area and optimize sales. Our strategically deployed railcar fleet, tows, barges, and trucks provide access to a wide range of customers and markets. We use this expansive network of transportation assets, together with our proprietary linear programming model, to deliver crude oil to the optimal markets.

  •
  Our water processing facilities, which are strategically located near areas of growing crude oil and natural gas production. Our water processing facilities are located among the most prolific oil and gas producing basins in the United States, including the Permian, Niobrara, and Eagle Ford shale plays. In addition, we believe that the technological capabilities of our water processing business can be quickly implemented at new facilities and locations.

  •
  Our network of natural gas liquids transportation, terminal, and storage assets, which allow us to provide multiple services over the continental United States. Our strategically located terminals, large rail car fleet, shipper status on common carrier pipelines, and substantial leased underground storage enable us to be a preferred purchaser and seller of natural gas liquids.

  •
  Our high percentage of retail sales to residential customers, who are generally more stable purchasers of propane and generate higher margins than other customers. Our high percentage of propane tank ownership, payment billing systems, and automatic delivery program have resulted in a strong record of customer retention and help us better predict our cash flows in the retail propane business segment.

Acquisitions Subsequent to Initial Public Offering

        Subsequent to our initial public offering, we significantly expanded our operations through a number of business combinations, including the following:

  Year Ended March 31, 2012

  •
  October 3, 2011—We completed a business combination transaction with E. Osterman Propane, Inc., its affiliated companies and members of the Osterman family, whereby we acquired retail propane operations in the northeastern United States. We issued 4,000,000 common units and paid $94.9 million of cash, net of cash acquired, in exchange for the assets and operations of Osterman. The agreement also contemplated a post-closing payment of $4.8 million for certain specified working capital items, which we paid in November 2012.

  •
  November 1, 2011—We completed a business combination transaction with SemStream, L.P., whereby we acquired SemStream's wholesale natural gas liquids supply and marketing operations and its 12 natural gas liquids terminals. We issued 8,932,031 common units and paid $91.0 million in exchange for the assets and operations of SemStream, including working capital.

  •
  January 3, 2012—We completed a business combination transaction with seven companies associated with Pacer Propane Holding, L.P., whereby we acquired retail propane operations, primarily in the western United States. We issued 1,500,000 common units, valued at $30.4 million, and paid $32.2 million of cash in exchange for the assets and operations of Pacer, including working capital. We also assumed $2.7 million of long-term debt in the form of non-compete agreements.

  •
  February 3, 2012—We acquired the assets of North American Propane, Inc., consisting of retail propane and distillate operations in the northeastern United States. We paid $69.8 million of cash in exchange for the assets and operations of North American, including working capital.

  •
  During the year ended March 31, 2012, we also completed three additional separate business combination transactions to acquire retail propane operations. On a combined basis, we paid $6.4 million of cash for these assets and operations, including working capital, and assumed $0.7 million of long-term debt in the form of non-compete agreements.

  Year Ended March 31, 2013

  •
  June 19, 2012—We acquired High Sierra Energy, LP and High Sierra Energy GP, LLC. High Sierra's businesses include crude oil gathering, transportation and marketing; water treatment, disposal, and transportation; and natural gas liquids transportation and marketing. We paid $91.8 million of cash, net of $5.0 million of cash acquired, and issued 18,018,468 common units to acquire High Sierra Energy, LP. We also paid $97.4 million of High Sierra Energy, LP's long-term debt and other obligations. Our general partner acquired High Sierra Energy GP, LLC by paying $50.0 million of cash and issuing equity. Our general partner then contributed its ownership interests in High Sierra

    Energy GP, LLC to us, in return for which we paid our general partner $50.0 million of cash and issued 2,685,042 common units to our general partner.

  •
  November 1, 2012—We acquired Pecos Gathering & Marketing, L.L.C. and certain of its affiliated companies. The business of Pecos consists primarily of crude oil purchasing and logistics operations in Texas and New Mexico. We paid cash of $132.4 million at closing, net of $2.2 million of cash acquired, subject to customary post-closing adjustments, and assumed certain obligations with a value of $10.2 million under certain equipment financing facilities. Also on November 1, 2012, we entered into a call agreement with the former owners of Pecos pursuant to which the former owners of Pecos agreed to purchase a minimum of $45.0 million or a maximum of $60.0 million of common units from us. On November 12, 2012, the former owners of Pecos purchased 1,834,414 common units from us for $45.0 million pursuant to this call agreement.

  •
  December 31, 2012—We acquired Third Coast Towing, LLC for $43.0 million in cash. The business of Third Coast consists primarily of transporting crude oil via barge. We also entered into a call agreement with the former owners of Third Coast pursuant to which the former owners of Third Coast agreed to purchase a minimum of $8.0 million or a maximum of $10.0 million of common units from us. On January 11, 2013, the former owners of Third Coast purchased 344,680 common units from us for $8.0 million pursuant to this call agreement.

  •
  During the year ended March 31, 2013, we also completed six additional separate transactions in which we acquired retail propane and distillate operations, primarily in the northeastern and southeastern United States. On a combined basis, we paid $71.4 million of cash and issued 850,676 common units in exchange for these assets and operations, including working capital, and assumed $6.6 million of long-term debt in the form of non-compete agreements.

  •
  During the year ended March 31, 2013, we also completed four additional separate acquisitions that expanded the assets and operations of our crude oil logistics and water services businesses. On a combined basis, we paid $52.6 million of cash for these assets and operations and assumed $1.3 million of long-term debt in the form of non-compete agreements. We also issued 516,978 common units, valued at $12.4 million, as partial consideration for one of these acquisitions.

  Year Ending March 31, 2014

  •
  In July 2013, we completed two separate acquisitions that expanded the assets and operations of our crude oil logistics and water services businesses. See "—Recent Developments."

  •
  In August 2013, we completed the acquisition of seven related companies operating a water disposal and hauling business. See "—Recent Developments."

  •
  In September 2013, we completed the acquisition of the water disposal business of Coastal Plains Disposal #1, LLC. See "—Recent Developments."

Primary Service Areas

        The following map shows the primary service areas of our businesses as of September 19, 2013:

Organizational Chart

        The following chart provides a summarized view of our legal entity structure at September 19, 2013 and does not reflect the sale of common units in this offering:

(1)
Includes the operating subsidiaries of the crude oil logistics and water services segments and certain of the operating subsidiaries of the natural gas liquids logistics segment.

(2)
Includes the operating subsidiaries of the retail propane segment and certain of the operating subsidiaries of the natural gas liquids logistics segment.

Recent Developments

        On July 1, 2013, we completed the acquisition of all of the assets of Crescent Terminals, LLC and the partnership interests of Cierra Marine, LP and its affiliated companies. This acquisition expands our crude oil logistics business by adding four additional tow boats and seven additional crude oil barges, doubling our current fleet of marine equipment. In addition, the acquired terminal facility will add 130,000 barrels of storage capacity in the Eagle Ford shale in South Texas and the ability to transport up to 20,000 barrels per day to markets along the Gulf Coast.

        On July 2, 2013, we completed the acquisition of substantially all of the assets of High Roller Wells Big Lake SWD No. 1, Ltd. This acquisition expands our water services business by adding a high-capacity, strategically-located oil and gas water disposal facility to our water treatment and gathering infrastructure portfolio. This acquisition also brings an experienced development team to our water services business and 25,000 barrels of disposal capacity in the Permian Basin in West Texas, a major United States oil producing region.

        On a combined basis, we issued 175,211 common units and paid $98.2 million in cash to acquire these businesses. The acquisition agreements contemplate post-closing adjustments to the purchase prices for certain specified working capital items.

        On July 15, 2013, we completed a public offering of our common units and sold a total of 10,350,000 common units (including 1,350,000 common units pursuant to the underwriters' option to purchase additional common units from us) at a price of $29.00 per unit. The net proceeds from the sale of approximately $287.5 million were used to repay indebtedness and for general partnership purposes, including capital expenditures and potential acquisitions.

        On August 2, 2013, we completed the acquisition of seven entities affiliated with Oilfield Water Lines LP to expand our water services operations in Texas. We issued 2,463,287 common units and paid approximately $168.0 million of cash to acquire these entities. The acquisition agreement contemplates a post-closing adjustment to the purchase price for certain specified working capital items. The acquisition agreement also includes a provision whereby the purchase price may be increased if certain performance targets are achieved during the six months following the acquisition. The maximum potential increase to the purchase price under this provision is $60 million.

        On September 3, 2013, we completed the acquisition of Coastal Plains Disposal #1, LLC in exchange for 222,381 common units and approximately $109.5 million in cash. The purchase price may be subject to further adjustment under the terms of the acquisition agreement. This acquisition complements our existing water disposal footprint in the Eagle Ford shale play in Texas.

Principal Executive Offices

        We are a limited partnership formed under the laws of the State of Delaware. Our executive offices are located at 6120 South Yale Avenue, Suite 805, Tulsa, Oklahoma 74136. Our telephone number is (918) 481-1119. We maintain a website at http://www.nglenergypartners.com. Information contained on this website, however, is not incorporated into or otherwise a part of this prospectus supplement or the accompanying prospectus.

THE OFFERING

Common units offered by us	4,100,000 common units.
Option to purchase additional common units	The underwriters may purchase up to an additional 615,000 common units at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement.
Units outstanding after this offering	66,660,735 common units, or 67,275,735 common units if the underwriters exercise in full their option to purchase additional common units, and 5,919,346 subordinated units.
Use of proceeds

We estimate that the net proceeds from this offering will be approximately $         million, or $         million if the underwriters exercise in full their option to purchase additional common units, after deducting underwriting discounts and estimated offering expenses. We intend to use the net proceeds from this offering to repay borrowings under our revolving credit facility incurred in connection with acquisitions. Please read "Use of Proceeds."

Affiliates of certain of the underwriters are lenders under our revolving credit facility and, accordingly, will receive a portion of the net proceeds from this offering. Please read "Underwriting."
Cash distributions

Under our partnership agreement, we must distribute all of our cash on hand at the end of each quarter, less reserves established by our general partner. We refer to this cash as "available cash," and we define its meaning in our partnership agreement. We declared a quarterly cash distribution for our first quarter of fiscal 2014 of $0.4938 per common unit ($33.5 million in the aggregate), or $1.975 on an annualized basis. We paid this cash distribution on August 14, 2013 to unitholders of record as of the close of business on August 5, 2013. We expect the first distribution payable to the purchasers of the common units offered hereby will be paid in November 2013. Please read "Cash Distribution Policy."

Issuance of additional common units	We can issue an unlimited number of common units without the consent of our unitholders.

Limited voting right

Our general partner manages and operates us. Unlike the holders of common stock in a corporation, you will have only limited voting rights on matters affecting our business. You will have no right to elect our general partner or its directors. Our general partner may not be removed except by a vote of the holders of at least 66 2/3% of the outstanding units, including units owned by our general partner and its affiliates, voting together as a single class. Executive officers and directors of our general partner will own approximately 13.1% of our outstanding common units after this offering (assuming no exercise of the underwriters' option to purchase additional common units).

Estimated ratio of taxable income to distributions

We estimate that if you purchase common units in this offering and own them through the record date for distributions for the period ending December 31, 2015, then you will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be 20% or less of the cash distributed with respect to that period. Please read "Material Tax Considerations" in this prospectus supplement.

Material tax considerations

For a discussion of material federal income tax considerations that may be relevant to prospective unitholders who are individual citizens or residents of the United States, please read "Material Tax Considerations."

Exchange listing	Our common units are listed on the NYSE under the symbol "NGL."
Risk factors

You should carefully read and consider the information beginning on page S-13 of this prospectus supplement and page 2 of the accompanying prospectus set forth under the heading "Risk Factors" and all other information in this prospectus, including the information incorporated by reference, before deciding to invest in our common units.

SUMMARY CONSOLIDATED HISTORICAL FINANCIAL INFORMATION

        The following table presents summary consolidated historical financial and operating data for us for the periods and as of the dates presented. The following table should be read in conjunction with "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes appearing in our Annual Report on Form 10-K for the year ended March 31, 2013 and our Quarterly Report on Form 10-Q for the three months ended June 30, 2013, both of which are incorporated by reference into this prospectus supplement.

        The summary consolidated historical financial data (excluding volume information) as of June 30, 2013 and 2012 and for the three months then ended are derived from our unaudited historical consolidated financial statements incorporated by reference into this prospectus supplement. The summary consolidated historical financial data (excluding volume information) as of March 31, 2013 and 2012 and for the years then ended and as of March 31, 2011 and for the six months then ended are derived from our audited historical consolidated financial statements incorporated by reference into this prospectus supplement. The summary historical financial data (excluding volume information) as of September 30, 2010 and for the six months then ended are derived from the audited historical consolidated financial statements of NGL Supply, Inc. incorporated by reference into this prospectus supplement. Our historical results are not necessarily indicative of results that may be expected for any future period.

	NGL Energy Partners LP					NGL Supply, Inc.
	Three Months Ended June 30, 2013	Three Months Ended June 30, 2012	Year Ended March 31, 2013	Year Ended March 31, 2012	Six Months Ended March 31, 2011	Six Months Ended September 30, 2010
	(unaudited)	(unaudited)
	(in thousands, except per unit data)
Income Statement Data (1)
Total revenues	$1,385,957	$326,436	$4,417,767	$1,310,473	$622,232	$316,943
Total cost of sales	1,303,076	298,985	4,039,110	1,217,023	583,032	310,908
Operating income (loss)	(7,342)	(15,074)	87,307	15,030	14,837	(3,795)
Interest expense	10,622	3,800	32,994	7,620	2,482	372
Loss on early extinguishment of debt	—	5,769	5,769	—	—	—
Net income (loss) attributable to parent equity	(17,633)	(24,650)	47,940	7,876	12,679	(2,515)
Basic and diluted earnings (loss) per common unit	(0.35)	(0.76)	0.96	0.32	1.16
Basic and diluted loss per common share						(128.46)
Cash Flows Data (1)
Cash flows from operating activities	25,936	(54,909)	$132,231	$90,329	$34,009	$(30,749)
Cash distributions paid per common unit (subsequent to IPO)	0.48	0.36	1.69	0.85
Cash distributions per common unit (prior to IPO)				0.35	—
Cash distributions paid per common share						357.09
Capital Expenditures:
Purchases of long-lived assets	30,192	2,684	72,475	7,544	1,440	280
Acquisitions of businesses, including additional consideration paid on prior period acquisitions	5,362	295,341	490,402	297,401	17,400	123
Balance Sheet Data—Period End (1)
Total assets	$2,353,301	$1,900,210	$2,291,347	$749,519	$163,833	$148,596
Total long-term obligations, exclusive of current maturities	785,355	513,415	742,641	199,389	65,936	18,940
Total equity	845,726	805,182	889,418	405,329	47,353	36,811
Volume Information (unaudited) (1)
Retail propane and distillate sales (gallons)	28,497	22,519	173,232	79,886	34,932	3,747
Wholesale propane sales (gallons) (2)	127,419	118,915	912,625	659,921	372,504	226,330
Wholesale butane and other NGL sales (gallons)	249,252	64,955	632,695	134,999	49,465	46,092
Crude oil sold (barrels)	9,255	881	24,373	—	—	—
Wastewater delivered (barrels)	10,039	731	25,009	—	—	—

(1)
The acquisitions of businesses subsequent to our initial public offering and the acquisition of Hicksgas at the time of our formation transactions affect the comparability of this information.

(2)
Includes intercompany volumes sold to our retail propane segment.

RISK FACTORS

        Our business is subject to uncertainties and risks. Before you invest in our common units you should carefully consider the risk factors included in our Annual Report on Form 10-K for the year ended March 31, 2013, which is incorporated by reference into this prospectus supplement, and the accompanying prospectus, together with all of the other information included in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference. If any of the risks discussed in the foregoing documents were to occur, our business, financial condition, results of operations and cash flows could be materially adversely affected and you could lose all or part of your investment. Please also read "Forward-Looking Statements."

 Risks Related to This Offering

The market price and trading volume of our common units may be volatile due to a number of factors, many of which are beyond our control, which could result in substantial losses for our unitholders.

        The market price and trading volume of our common units may be volatile. You should invest in our common units only if you can withstand a significant loss and fluctuations in the market value of your investment. Many factors beyond our control could cause the market price of our common units to rise and fall, including the factors described under "Risk Factors" and the following:

  •
  our announcements or our competitors' announcements regarding new business developments, services, enhancements, significant contracts, acquisitions or strategic investments;

  •
  changes in earnings estimates or recommendations by securities analysts, if any, who cover our common units;

  •
  results of operations that are below our announced guidance or below securities analysts' or consensus estimates or expectations;

  •
  fluctuations in our quarterly financial results or the quarterly financial results of companies in our industry or perceived to be similar to us;

  •
  changes in our capital structure, such as future issuances of securities, sales of large blocks of common units by our unitholders or our incurrence of additional debt;

  •
  investors' general perception of us and our industry;

  •
  changes in general economic and market conditions;

  •
  changes in industry conditions; and

  •
  changes in regulatory, tax or legal requirements.

        In addition, if the market for common units in our industry, or the stock market in general, experiences a loss of investor confidence, the trading price of our common units could decline for reasons unrelated to our business, financial condition or results of operations. If any of the foregoing occurs, it could cause our unit price to fall and may expose us to lawsuits that, even if successfully defended, could be costly to defend and a distraction to management.

Future sales of our common units may depress our unit price.

        Immediately after this offering, we will have outstanding 66,660,735 common units, based on the number of outstanding common units as of September 18, 2013 and assuming no exercise of the underwriters' option to purchase an additional 615,000 units. The common units that we are selling in connection with this offering may be resold in the public market immediately. We, the executive officers of our general partner, certain entities affiliated with the executive officers of our general partner and certain of our significant unitholders have agreed not to dispose of or hedge any common units or securities convertible into or exchangeable for common units during the period from the date of this prospectus supplement continuing through the date 45 days after the date of this prospectus supplement, subject to certain exceptions. The representative of the underwriters may release a holder from restrictions on any such units provided for in the lock-up agreements under certain circumstances. See "Underwriting."

Our management team may invest or spend the proceeds of this offering in ways with which you may not agree or in ways which may not yield a significant return, if any.

        Our management will have broad discretion over the use of proceeds from this offering. We intend to use net proceeds from this offering to repay outstanding indebtedness under our revolving credit facility incurred in connection with acquisitions. Our management will have considerable discretion in the application of the net proceeds from this offering, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The net proceeds may be used for purposes that do not increase our operating results or market value. Until the net proceeds are used, they may be placed in investments that do not produce significant income or investments that lose value.

Investors in this offering may experience future dilution.

        In order to raise additional capital, we may in the future offer additional common units or other securities convertible into, or exchangeable for, our common units at prices that may not be the same as the price per unit in this offering. We have an effective shelf registration statement from which additional common units can be offered. We cannot assure you that we will be able to sell units or other securities in any other offering at a price per unit that is equal to or greater than the price per unit paid by investors in this offering. If the price per unit at which we sell additional common units or related securities in future transactions is less than the price per unit in this offering, investors who purchase our common units in this offering will suffer a dilution in their investment.

        Additionally, as part of our growth strategy, we have in the past, and may in the future, consummate acquisitions in which a portion of the purchase price consideration consists of our common units. Any future issuances of common units in connection with acquisitions would dilute the percentage ownership held by the investors who purchase our common units in this offering.

Future offerings of debt or equity securities, which would rank senior to our common units, may adversely affect the market price of our common units.

        If, in the future, we decide to issue debt or equity securities that rank senior to our common units, it is likely that such securities will be governed by an indenture or other instrument containing covenants restricting our operating flexibility. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our common units and may result in dilution to owners of our common units. We and, indirectly, our unitholders, will bear the cost of issuing and servicing such securities. Because our decision to issue debt or equity securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, holders of our common units will bear the risk of our future offerings reducing the market price of our common units and diluting the value of their holdings in us.

Limited trading volume in our common units may contribute to price volatility.

        Since our initial public offering, our common units have experienced relatively low trading volume. Even if our common units are more widely disseminated, we are uncertain as to whether more active trading in our common units will develop. As a result, relatively small trades may have a significant impact on the price of our common units. In addition, because of the limited trading volume in our common units and the price volatility of our common units, you may be unable to sell your common units when you desire or at the price you desire. The inability to sell your units in a declining market because of such illiquidity or at a price you desire may substantially increase your risk of loss.

 USE OF PROCEEDS

        We estimate that the net proceeds from the sale of 4,100,000 common units in this offering will be approximately $         million (or approximately $         million if the underwriters exercise in full their option to purchase additional common units), after deducting underwriting discounts and commissions and estimated offering expenses. We intend to use the net proceeds of this offering, including any net proceeds from the underwriters' exercise of their option to purchase additional common units, to repay borrowings under our revolving credit facility incurred in connection with acquisitions.

        As of September 18, 2013, an aggregate of approximately $759.0 million of borrowings were outstanding under our revolving credit facility, and there were $72.4 million of letters of credit outstanding. The weighted average interest rate on the $759.0 million of borrowings outstanding under our revolving credit facility at September 18, 2013 was 3.26%. Our revolving credit facility matures on June 19, 2017. Borrowings under our revolving credit facility have been used to fund capital expenditures, for acquisition activity and for general partnership purposes.

        The management and board of directors of our general partner will retain broad discretion in deciding how to allocate the net proceeds of this offering. The precise amounts and timing of our use of the net proceeds will depend upon market conditions and the availability of other funds, among other factors.

        The underwriters may, from time to time, engage in transactions with and perform services for us and our affiliates in the ordinary course of business. Affiliates of certain of the underwriters are lenders under our revolving credit facility and, accordingly, will receive a portion of the net proceeds from this offering. Please read "Underwriting."

 PRICE RANGE OF COMMON UNITS AND DISTRIBUTIONS

        Our common units are listed on the NYSE under the symbol "NGL." The last reported sale price of our common units on the NYSE on September 18, 2013 was $32.95. As of September 18, 2013, we had 62,560,735 common units issued and outstanding and approximately 280 common unitholders of record. The following table sets forth the range of high and low sales prices of the common units on the NYSE, as well as the amount of cash distribution paid per common unit for the periods indicated.

	Price Range
			Cash Distribution per Unit (1)
	High	Low
2014 Fiscal Year
2nd Quarter (through September 18, 2013)	$33.35	$27.75
1st Quarter	30.69	26.08	0.4938
2013 Fiscal Year
4th Quarter	$28.63	$22.38	$0.4775
3rd Quarter	25.50	21.19	0.4625
2nd Quarter	26.79	21.15	0.4500
1st Quarter	24.00	19.55	0.4125
2012 Fiscal Year
4th Quarter	$27.61	$20.12	$0.3625
3rd Quarter	22.15	19.46	0.3500
2nd Quarter	24.20	18.00	0.3375
1st Quarter (May 12, 2011 through June 30, 2011)	22.00	18.34	0.1669

(1)
The distributions are shown in the quarter with respect to which they relate.

 CAPITALIZATION

        The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2013:

  •
  on an actual basis;

  •
  on an as adjusted basis giving effect to the completion of our equity offering on July 15, 2013 and the application of proceeds therefrom as described under "Summary—Recent Developments"; and

  •
  on an as further adjusted basis to give effect to the issuance and sale of 4,100,000 common units at an offering price of $        per unit, and the application, as described under the caption "Use of Proceeds," of the estimated net proceeds of $         million from the offering.

	As of June 30, 2013
	Actual	As Adjusted	As Further Adjusted
	(in thousands) (unaudited)
Cash and cash equivalents	$4,603	$4,603	$

Total Debt:
Current maturities of long-term debt	$8,720	$8,720	$
Long-term debt, net of current maturities:
Revolving Credit Facility	520,500	270,329
Senior Notes due 2022	250,000	250,000
Other notes payable	11,316	11,316

Total debt	$790,536	$540,365	$
Partners' Equity
General partner, representing a 0.1% interest	$(49,999)	$(49,738)	$
Limited partners, representing a 99.9% interest:
Common units	881,611	1,131,521
Subordinated units	7,615	7,615
Accumulated other comprehensive income
Foreign currency translation	(1)	(1)
Noncontrolling interest	6,500	6,500

Total partners' equity	$845,726	$1,095,897	$

Total capitalization	$1,636,262	$1,636,262	$

 MATERIAL TAX CONSIDERATIONS

        The tax consequences to you of an investment in our common units will depend in part on your own tax circumstances. Although this section updates and adds information related to material tax considerations, it should be read in conjunction with the risk factors included under the caption "Tax Risks to Common Unitholders" in our Annual Report on Form 10-K for the fiscal year ended March 31, 2013, and with "Material U.S. Federal Income Tax Considerations" in the accompanying prospectus, which provides a discussion of the principal federal income tax considerations associated with our operations and the purchase, ownership and disposition of our common units. The following discussion is limited as described under the caption "Material U.S. Federal Income Tax Considerations" in the accompanying prospectus.

        You are urged to consult with your own tax advisor about the federal, state, local and foreign tax consequences particular to your circumstances. Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations and other foreign persons raises issues unique to those investors. The relevant rules are complex, and the discussions herein and in the accompanying prospectus do not address tax considerations applicable to tax-exempt entities and foreign investors, except as specifically set forth in the accompanying prospectus. Please read "Material U.S. Federal Income Tax Considerations—Tax-Exempt Organizations and Other Investors" in the accompanying prospectus.

Ratio of Taxable Income to Distributions

        We estimate that if you purchase common units in this offering and own them through the record date for distributions for the period ending December 31, 2015, then you will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be 20% or less of the cash distributed with respect to that period. Thereafter, we anticipate that the ratio of allocable taxable income to cash distributions to the unitholders will increase. These estimates are based upon the assumption that gross income from operations will approximate the amount required to maintain the current quarterly distribution amount on all units and other assumptions with respect to capital expenditures, cash flow, net working capital and anticipated cash distributions. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, competitive and political uncertainties beyond our control. Further, the estimates are based on current tax law and tax reporting positions that we will adopt and with which the IRS could disagree. Accordingly, we cannot assure you that these estimates will prove to be correct.

        The actual ratio of allocable taxable income to cash distributions to unitholders could be higher or lower than expected, and any differences could be material and could materially affect the value of the common units. For example, the ratio of allocable taxable income to cash distributions to a purchaser of common units in this offering will be higher, and perhaps substantially higher, than our estimate with respect to the period described above if:

  •
  gross income from operations exceeds the amount required to maintain the current quarterly distributions amounts on all units, yet we only distribute the current quarterly distribution amount on all units; or

  •
  we make a future offering of common units and use the proceeds of the offering in a manner that does not produce substantial additional deductions during the period described above, such as to repay indebtedness outstanding at the time of this offering or to acquire property that is not eligible for depreciation or amortization for federal income tax purposes or that is depreciable or amortizable at a rate significantly slower than the rate applicable to our assets at the time of this offering.

Partnership Status

        The anticipated after-tax economic benefit of an investment in our common units depends largely on our being treated as a partnership for federal income tax purposes. If we were treated as a corporation for federal income tax purposes, we would pay federal income tax on our taxable income at the corporate tax rate, which is currently a maximum of 35%, and would likely pay additional state income tax at varying rates. Distributions to you would generally be taxed again as corporate distributions, and no income, gains, losses or deductions would flow through to you. Because a tax would be imposed upon us as a corporation, our cash available for distribution to you would be substantially reduced. Therefore, treatment of us as a corporation would result in a material reduction in the anticipated cash flow and after-tax return to the unitholders, likely causing a substantial reduction in the value of our common units.

Additional Withholding Requirements

        Withholding taxes may be imposed under Sections 1471-1474 of the Internal Revenue Code and the Treasury Regulations promulgated thereunder, known as the Foreign Account Tax Compliance Act ("FATCA") on certain types of payments made to "foreign financial institutions" (as specifically defined in the Internal Revenue Code) and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on U.S. source interest (including original issue discount), dividends and rents (and other fixed and determinable income), and gross proceeds from the sale or other disposition of any property of a type which can produce U.S. source interest or dividends, payable to a foreign financial institution or to certain non-financial foreign entities, unless (i) the foreign financial institution undertakes certain diligence and reporting, (ii) the non-financial foreign entity either certifies it does not have any "substantial U.S. owners" (within the meaning of the Internal Revenue Code) or furnishes identifying information regarding each substantial U.S. owner or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. In general, and except to the extent otherwise provided in an applicable intergovernmental agreement between the United States and the relevant foreign government, a foreign financial institution that is subject to the diligence and reporting requirements in clause (i) above must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify "accounts" held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to non-compliant foreign financial institutions and certain other account holders.

        These rules generally will apply to payments of interest (including original issue discount), dividends and rent (and other fixed and determinable income) made on or after July 1, 2014, and to gross proceeds from the sale or other disposition of any property of a type that can produce U.S. source interest or dividends on or after January 1, 2017. A foreign entity located in a jurisdiction that has an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Each prospective unitholder should consult his own tax advisor regarding the applicability of these withholding provisions to an investment in our common units.

Legislative Developments

        The present U.S. federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative, legislative or judicial interpretation at any time. For example, from time to time, members of the U.S. Congress propose and consider substantive changes to the existing federal income tax laws that affect publicly traded partnerships. We are unable to predict whether any such changes will ultimately be enacted. However, it is possible that a change in law could affect us and may, if enacted, be applied retroactively. Any such changes could negatively impact the value of an investment in our common units.

        Please read the discussion under the caption "Material U.S. Federal Income Tax Considerations" in the accompanying prospectus.

UNDERWRITING

        Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representative RBC Capital Markets, LLC, have severally agreed to purchase from us the following respective number of common units at a public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus:

Underwriters	Number of Common Units
RBC Capital Markets, LLC
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Wells Fargo Securities, LLC
Robert W. Baird & Co. Incorporated
BMO Capital Markets Corp.
Janney Montgomery Scott LLC

Total	4,100,000

        The underwriting agreement provides that the obligations of the underwriters to purchase the common units included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the common units (other than those covered by the option to purchase additional common units described below) if they purchase any of the common units. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or this offering may be terminated.

        We have agreed to indemnify the several underwriters against some specified types ofliabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that may be required to be made in respect of these liabilities.

Commissions and Discounts

        We have been advised by the representative of the underwriters that the underwriters propose to offer the common units to the public at the public offering price set forth on the cover of this prospectus and to dealers at a price that represents a concession not in excess of $             per common unit under the public offering price. This offering of common units by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

        The underwriting discounts and commissions per common unit are equal to the public offering price per common unit less the amount paid by the underwriters to us per common unit. The underwriting discounts and commissions are        % of the public offering price. We have agreed to pay the underwriters the following discounts and commissions, assuming either no exercise or full exercise by the underwriters of the underwriters' option to purchase additional common units:

	No Exercise	Full Exercise
Per Unit	$	$
Total	$	$

        In addition, we estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $            .

Option to Purchase Additional Common Units

        We have granted to the underwriters an option, exercisable not later than 30 days after the date of this prospectus, to purchase up to 615,000 additional common units at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus. To the extent that the underwriters exercise this option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of these additional common units as the number of common units to be purchased by it in the above table bears to the total number of common units offered by this prospectus. We will be obligated, pursuant to the option, to sell these additional common units to the underwriters to the extent the option is exercised. If any additional common units are purchased, the underwriters will offer the additional common units on the same terms as those on which the initial common units referred to in the above table are being offered.

No Sales of Similar Securities

        Each of our executive officers and certain holders of our common units have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons or entities, for a period of at least 45 days after the date of this prospectus supplement, has agreed that such person or entity will not, without the prior written consent of RBC Capital Markets, LLC, directly or indirectly (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any common units or securities convertible into, or exchangeable for common units, or sell or grant options, rights or warrants with respect to any common units or securities convertible into or exchangeable for common units, (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of the common units, (3) file or cause to be filed a registration statement, including any amendment thereto, with respect to the registration of any of our common units or any securities convertible, exercisable or exchangeable into our common units or (4) publicly disclose the intention to do any of the foregoing. The restrictions described in this paragraph do not apply to:

  •
  the sale of common units to the underwriters pursuant to the underwriting agreement;

  •
  bona fide gifts by an executive officer or dispositions to any trust for the direct or indirect benefit of the officer or the officer's immediate family member or bona fide gift by an executive officer to a charity or educational institution, provided that the underwriters have received similar lock-up agreements from the recipient or trust, as applicable;

  •
  dispositions by an executive officer as required or permitted by our long-term incentive plan to reimburse or pay income tax or withholding obligations in connection with the vesting or exercise of any awards under the plan;

  •
  if the holder is a partnership or a limited liability company, a transfer to a partner or member, as the case may be, of such partnership or limited liability company if, in any such case, such transfer is not for value; and

  •
  in a private transaction, block trade or other similar arrangement not effectuated in the open market on any national securities exchange;

provided that certain conditions are met, including no filing with the SEC being required or made in connection with certain of the transactions and the transferee being subject to a lock-up agreement for the lockup period described above.

        RBC Capital Markets, LLC, in its sole discretion, may release the common units and other securities subject to lock-up agreements described above in whole or in part at any time with or without notice. When determining whether or not to release the common units and other securities from lock-up agreements, RBC Capital Markets, LLC will consider, among other factors, the holder's reasons for requesting the release, the number of common units or other securities for which the release is being requested and market conditions at the time.

        We have entered into a similar agreement with RBC Capital Markets, LLC, as representative of the underwriters, which is subject to certain exceptions.

        Our common units are listed on the NYSE under the symbol "NGL."

Price Stabilization, Short Positions and Penalty Bids

        In connection with this offering, the underwriters may purchase and sell our common units in the open market. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of common units than they are required to purchase in this offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional common units from us in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional common units or purchasing common units in the open market. In determining the source of common units to close out the covered short position, the underwriters will consider, among other things, the price of common units available for purchase in the open market as compared to the price at which they may purchase additional common units pursuant to the option granted to them. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing common units in the open market. A naked short position is more likely to be created if underwriters are concerned that there may be downward pressure on the price of the common units in the open market prior to the completion of this offering. Stabilizing transactions consist of various bids for or purchases of our common units made by the underwriters in the open market prior to the completion of this offering.

        The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representative of the underwriters has repurchased common units sold by or for the account of that underwriter in stabilizing or short covering transactions.

        Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of our common units. Additionally, these purchases, along with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common units. As a result, the price of our common units may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

Electronic Offer, Sale and Distribution of Shares

        A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. The representative may agree to allocate a number of common units to underwriters for sale to their online brokerage account holders. The representative will allocate units to underwriters that may make Internet distributions on the same basis as other allocations. In addition, common units may be sold by the underwriters to securities dealers who resell units to online brokerage account holders. Other than the prospectus in electronic format, the information on any underwriter's or selling group member's website and any information contained in any other website maintained by any underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus supplement forms a part, has not been approved or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Other Relationships

        In the ordinary course of its business, certain of the underwriters and their affiliates have engaged, and may in the future engage, in commercial banking or investment banking transactions with us and our affiliates for which they received or will receive customary fees and expenses. In particular, affiliates of certain of the underwriters are lenders and agents under our revolving credit facility, and will receive a portion of the proceeds from this offering pursuant to any repayment of borrowings under that revolving credit facility.

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financing advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Selling Restrictions

  Notice to Prospective Investors in Australia

        No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission ("ASIC"), in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the "Corporations Act"), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

        Any offer in Australia of the common units may only be made to persons (the "Exempt Investors"), who are:

  (a)
  "sophisticated investors" (within the meaning of section 708(8) of the Corporations Act), "professional investors" (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act; and

  (b)
  "wholesale clients" (within the meaning of section 761G of the Corporations Act),

so that it is lawful to offer the common units without disclosure to investors under Chapters 6D and 7 of the Corporations Act.

        The common units applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapters 6D and 7 of the Corporations Act would not be required pursuant to an exemption under both section 708 and Subdivision B of Division 2 of Part 7.9 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapters 6D and 7 of the Corporations Act. Any person acquiring common units must observe such Australian on-sale restrictions.

        This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

  Notice to Prospective Investors in the European Economic Area

        In relation to each member state of the European Economic Area (each, a relevant member state), other than Germany, an offer of securities described in this prospectus supplement may not be made to the public in that relevant member state other than:

  •
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  •
  to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by the Issuer for any such offer; or

  •
  in any other circumstances falling within Article 3(2) of the Prospectus Directive; provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

        For purposes of this provision, the expression an "offer of securities to the public" in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and includes any relevant implementing measure in each relevant member state. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

        We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the securities as contemplated in this prospectus supplement. Accordingly, no purchaser of the securities, other than the underwriters, is authorized to make any further offer of the securities on behalf of us or the underwriters.

  Notice to Prospective Investors in Germany

        This prospectus has not been prepared in accordance with the requirements for a securities or sales prospectus under the German Securities Prospectus Act (Wertpapierprospektgesetz), the German Sales Prospectus Act (Verkaufsprospektgesetz), or the German Investment Act (Investmentgesetz). Neither the German Federal Financial Services Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht—BaFin) nor any other German authority has been notified of the intention to distribute the common units in Germany. Consequently, the common units may not be distributed in Germany by way of public offering, public advertisement or in any similar manner and this prospectus and any other document relating to this offering, as well as information or statements contained therein, may not be supplied to the public in Germany or used in connection with any offer for subscription of the common units to the public in Germany or any other means of public marketing. The common units are being offered and sold in Germany only to qualified investors which are referred to in Section 3, paragraph 2 no. 1, in connection with Section 2, no. 6, of the German Securities Prospectus Act, Section 8f paragraph 2 no. 4 of the German Sales Prospectus Act, and in Section 2 paragraph 11 sentence 2 no. 1 of the German Investment Act. This prospectus is strictly for use of the person who has received it. It may not be forwarded to other persons or published in Germany.

        This offering of our common units does not constitute an offer to buy or the solicitation or an offer to sell the common units in any circumstances in which such offer or solicitation is unlawful.

  Notice to Prospective Investors in Hong Kong

        No advertisement, invitation or document relating to the common units has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to common units which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

  Notice to Prospective Investors in the Netherlands

        The common units may not be offered or sold, directly or indirectly, in the Netherlands, other than to qualified investors (gekwalificeerde beleggers) within the meaning of Article 1:1 of the Dutch Financial Supervision Act (Wet op het financieel toezicht).

  Notice to Prospective Investors in Switzerland

        This prospectus supplement is being communicated in Switzerland to a small number of selected investors only. Each copy of this prospectus is addressed to a specifically named recipient and may not be copied, reproduced, distributed or passed on to third parties. The common units are not being offered to the public in Switzerland, and neither this prospectus supplement, nor any other offering materials relating to the common units may be distributed in connection with any such public offering.

        We have not been registered with the Swiss Financial Market Supervisory Authority FINMA as a foreign collective investment scheme pursuant to Article 120 of the Collective Investment Schemes Act of June 23, 2006 ("CISA"). Accordingly, the common units may not be offered to the public in or from Switzerland, and neither this prospectus supplement, nor any other offering materials relating to the common units may be made available through a public offering in or from Switzerland. The common units may only be offered and this prospectus supplement may only be distributed in or from Switzerland by way of private placement exclusively to qualified investors (as this term is defined in the CISA and its implementing ordinance).

  Notice to Prospective Investors in the United Kingdom

        Our partnership may constitute a "collective investment scheme" as defined by section 235 of the Financial Services and Markets Act 2000 ("FSMA") that is not a "recognised collective investment scheme" for the purposes of FSMA ("CIS") and that has not been authorised or otherwise approved. As an unregulated scheme, it cannot be marketed in the United Kingdom to the general public, except in accordance with FSMA. This prospectus supplement is only being distributed in the United Kingdom to, and is only directed at:

  (i)
  if we are a CIS and are marketed by a person who is an authorised person under FSMA, (a) investment professionals falling within Article 14(5) of the Financial Services and Markets Act 2000 (Promotion of Collective Investment Schemes) Order 2001, as amended (the "CIS Promotion Order") or (b) high net worth companies and other persons falling within Article 22(2)(a) to (d) of the CIS Promotion Order; or

  (ii)
  otherwise, if marketed by a person who is not an authorised person under FSMA, (a) persons who fall within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Financial Promotion Order") or (b) Article 49(2)(a) to (d) of the Financial Promotion Order; and

  (iii)
  in both cases (i) and (ii) to any other person to whom it may otherwise lawfully be made, (all such persons together being referred to as "relevant persons"). The common units are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such common units will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents.

        An invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) in connection with the issue or sale of any common units which are the subject of the offering contemplated by this prospectus will only be communicated or caused to be communicated in circumstances in which Section 21(1) of FSMA does not apply to us.

 VALIDITY OF THE COMMON UNITS

        The validity of the common units offered hereby will be passed upon for us by Winston & Strawn LLP, Chicago, Illinois, and certain legal matters in connection with this offering will be passed upon for the underwriters by Latham & Watkins LLP, Houston, Texas.

EXPERTS

        The audited consolidated financial statements of NGL Energy Partners LP and subsidiaries as of March 31, 2013 and 2012 and for each of the two years ended March 31, 2013, and the six month period ended March 31, 2011 and management's assessment of the effectiveness of internal control over financial reporting; and the audited consolidated financial statements of NGL Supply, Inc. for the six month period ended September 30, 2010 included in the Partnership's Annual Report on Form 10-K which is incorporated by reference in this prospectus supplement and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements of High Sierra Energy GP, LLC and subsidiaries as of December 31, 2011 and 2010 and for the three years in the period ended December 31, 2011, included in the Partnership's current report on Form 8-K/A dated September 4, 2012 which is incorporated by reference in this prospectus supplement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing.

        The combined financial statements of SemStream, L.P. Non-Residential Division as of December 31, 2010 and 2009 and for each of the three years in the period ended December 31, 2010, included in the Partnership's Current Report on Form 8-K/A, filed with the SEC on December 23, 2011 and incorporated by reference in this prospectus supplement, have been audited by BDO USA, LLP, an independent registered public accounting firm, as stated in their report incorporated by reference herein. Such financial statements have been so incorporated in reliance upon the report of such firm given their authority as experts in accounting and auditing.

        The combined financial statements of The Businesses of the Osterman Associated Companies Contributed to NGL Energy Partners LP as of September 30, 2011 and 2010 and for each of the three years in the period ended September 30, 2011, included in the Partnership's Current Report on Form 8-K, filed with the SEC on November 20, 2012 and incorporated by reference in this prospectus supplement, have been audited by Graham Shepherd, PC, independent certified public accountants, as stated in their report incorporated by reference herein. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The audited combined financial statements of Pecos Gathering and Marketing, LLC, Transwest Leasing, LLC, Blackhawk Gathering, LLC, Toro Operating Company, Inc., and Striker Oilfield Services, LLC as of December 31, 2011 and for the three years then ended, included in the Partnership's Current Report on Form 8-K/A filed with the SEC on January 18, 2013 and incorporated by reference in this prospectus supplement, have been audited by EKS&H, LLLP, independent certified public accountants, as stated in their report incorporated by reference herein. The condensed combined financial statements of Pecos Gathering and Marketing, LLC,

Transwest Leasing, LLC, Blackhawk Gathering, LLC, Midstream Operations, LLC, Toro Operating Company, Inc., and Striker Oilfield Services, LLC as of September 30, 2012 and for the nine months ended September 30, 2012 and 2011, included in the Partnership's report on Form 8-K/A filed with the SEC on January 18, 2013 and incorporated by reference in this prospectus supplement, have been reviewed by EKS&H, LLLP, independent certified public accountants, as stated in their report incorporated by reference herein. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The audited financial statements of Third Coast Towing, LLC as of December 31, 2011 and for the two years then ended, included in the Partnership's Current Report on Form 8-K/A filed with the SEC on March 13, 2013 and incorporated by reference in this prospectus supplement, have been audited by Roloff, Hnatek & Co., L.L.P., independent certified public accountants, as stated in their report incorporated by reference herein. The financial statements of Third Coast Towing, LLC as of September 30, 2012 and for the nine months ended September 30, 2012 and 2011, included in the Partnership's Current Report on Form 8-K/A filed with the SEC on March 13, 2013 and incorporated by reference in this prospectus supplement, have been reviewed by Roloff, Hnatek & Co., L.L.P., independent certified public accountants, as stated in their report incorporated by reference herein. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports and other information with the SEC. You may read and copy any reports or other information we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the Internet website maintained by the SEC at http://www.sec.gov. Information about us, including our SEC filings, is also available at our Internet site at http://www.nglenergypartners.com. However, the information on our Internet site is not a part of this prospectus or any prospectus supplement.

        This prospectus supplement incorporates by reference the documents set forth below that the Partnership has previously filed with the SEC. These documents contain important information about the Partnership's business and finances. The information incorporated by reference is deemed to be part of this prospectus supplement, except for any information superseded by information in, or incorporated by reference in, this prospectus supplement.

  •
  our Annual Report on Form 10-K for the fiscal year ended March 31, 2013;

  •
  our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2013;

  •
  our Current Reports on Form 8-K or Form 8-K/A, as the case may be, filed with the SEC on December 23, 2011, September 4, 2012, November 20, 2012, January 18, 2013, March 13, 2013, May 9, 2013, May 30, 2013, July 3, 2013, July 15, 2013, August 7, 2013 and September 5, 2013 (in each case, excluding any information furnished and not filed with the SEC); and

  •
  the description of our common units as set forth in our Registration Statement on Form 8-A filed with the SEC on May 9, 2011.

        We are also incorporating by reference additional documents that we file with the SEC under Sections 13(a), 13(e), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, between the date of this prospectus supplement and termination or completion of this offering (excluding any information furnished pursuant to Items 2.02 or 7.01 on any current report on Form 8-K).

        We encourage you to read our SEC reports, as they provide additional information about us which prudent investors find important. We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with the prospectus at no charge upon written or oral request made by contacting us at NGL Energy Partners LP, 6120 South Yale Avenue, Suite 805, Tulsa, Oklahoma 74136; telephone number (918) 481-1119.

PROSPECTUS

NGL Energy Partners LP

Common Units Representing Limited Partner Interests
Debt Securities

        We may offer and sell, at any time and from time to time, in one or more offerings, an unlimited number of NGL Energy Partners LP's common units representing limited partner interests ("common units") and debt securities.

        When we use the term "securities" in this prospectus, we mean any of the common units or the debt securities we may offer with this prospectus, unless we say otherwise.

        This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in a supplement to this prospectus or incorporated into this prospectus by reference. You should read this prospectus and any supplement carefully before you invest. Each prospectus supplement will indicate if the securities offered thereby will be listed or quoted on a securities exchange or quotation system.

        When we issue new securities, we may offer them for sale to or through underwriters, dealers and agents or directly to purchasers. The applicable prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering, including any required information about the firms we use and the discounts or commissions we may pay them for their services. For general information about the distribution of securities offered, please see "Plan of Distribution" on page 58 of this prospectus.

        If any securities are to be listed or quoted on a securities exchange or quotation system, our prospectus supplement will say so. Our common units are listed on the New York Stock Exchange under the symbol "NGL."

        Investing in our securities involves risks. You should carefully read and consider the risk factors included in our periodic reports filed with the Securities and Exchange Commission, in any applicable prospectus supplement relating to a specific offering of securities and in any other documents we file with the Securities and Exchange Commission. See the section entitled "Risk Factors" on page 2 of this prospectus, in our other filings with the Securities and Exchange Commission and in the applicable prospectus supplement.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus or any prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 8, 2013.

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a shelf registration statement that we have filed with the Securities and Exchange Commission (the "SEC"). By using a shelf registration statement, we may sell, at any time and from time to time, in one or more offerings, an unlimited number and amount of any combination of the securities described in this prospectus.

        This prospectus provides you with only a general description of the securities we may offer. It is not meant to be a complete description of any security. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. We and any underwriter or agent that we may from time to time retain may also provide other information relating to an offering, which we refer to as "other offering material." The prospectus supplement as well as the other offering material may also add, update or change information contained in this prospectus or in the documents we have incorporated by reference into this prospectus. You should read this prospectus, any prospectus supplement, and any other offering material (including any free writing prospectus) prepared by or on behalf of us for a specific offering of securities, together with additional information described in the section entitled "Where You Can Find More Information" and any other offering material. Throughout this prospectus, where we indicate that information may be supplemented in an applicable prospectus supplement or supplements, that information may also be supplemented in other offering material. If there is any inconsistency between this prospectus and the information contained in a prospectus supplement, you should rely on the information in the prospectus supplement.

        Unless otherwise indicated or the context otherwise requires, all references to "NGL," "Partnership," "Registrant," "we," "our," "ours" and "us" refer to NGL Energy Partners LP and its subsidiaries. When we refer to "you" in this section, we mean all purchasers of the securities being offered by this prospectus and any accompanying prospectus supplement, whether they are the holders or only indirect owners of those securities.

ABOUT NGL ENERGY PARTNERS LP

        We are a Delaware limited partnership formed in September 2010. As part of our formation, we acquired and combined the assets and operations of NGL Supply, Inc., primarily a wholesale propane and terminaling business founded in 1967, and Hicksgas Gifford, Inc. and Hicksgas, LLC, primarily a retail propane business founded in 1940. We completed our initial public offering in May 2011. Subsequent to our initial public offering, we significantly expanded our operations through business combination transactions. We and our subsidiaries own and operate a vertically integrated energy business with four primary businesses: crude oil logistics, water services, natural gas liquids logistics and retail propane.

        Our principal executive offices are located at 6120 South Yale Avenue, Suite 805, Tulsa, Oklahoma, and our telephone number is (918) 481-1119.

 RISK FACTORS

        Investing in the securities offered pursuant to this prospectus may involve a high degree of risk. You should carefully consider the risk factors described in Part I, Item 1A, "Risk Factors" in our Annual Report on Form 10-K for the year ended March 31, 2013, and our other reports filed from time to time with the SEC, which are incorporated by reference into this prospectus, as the same may be amended, supplemented or superseded from time to time by our filings under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as well as any prospectus supplement relating to a specific security. Before making any investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus or in any applicable prospectus supplement. For more information, see the section entitled "Where You Can Find More Information" on page 61 of this prospectus. These risks could materially affect our business, results of operations or financial condition and affect the value of our securities. You could lose all or part of your investment.

FORWARD-LOOKING STATEMENTS

        Certain statements and information in this prospectus and the documents we incorporate by reference may constitute "forward-looking statements." These statements may be identified by the use of forward-looking terminology such as "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "might," "plan," "potential," "predict," "should," or the negative thereof or other variations thereon or comparable terminology. All statements contained or incorporated in this prospectus which address operating performance, events or developments that we expect or anticipate may occur in the future, including statements related to statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance, are forward-looking statements. Important factors, risks and uncertainties that may cause actual results to differ from those expressed in our forward-looking statements include, but are not limited to:

  •
  the prices and market demand for crude oil and natural gas liquids;

  •
  energy prices generally;

  •
  the price of propane compared to the price of alternative and competing fuels;

  •
  the general level of crude oil, natural gas, and natural gas liquids production;

  •
  the general level of demand for crude oil and natural gas liquids;

  •
  the availability of supply of crude oil and natural gas liquids;

  •
  the level of crude oil and natural gas production in producing basins in which we have water treatment facilities;

  •
  the ability to obtain adequate supplies of propane for retail sale in the event of an interruption in supply or transportation and the availability of capacity to transport propane to market areas;

  •
  actions taken by foreign oil and gas producing nations;

  •
  the political and economic stability of petroleum producing nations;

  •
  the effect of weather conditions on demand for oil, natural gas and natural gas liquids;

  •
  the effect of natural disasters or other significant weather events;

  •
  availability of local, intrastate and interstate transportation infrastructure, including with respect to our truck, rail, and barge transportation services;

  •
  availability and marketing of competitive fuels;

  •
  the impact of energy conservation efforts;

  •
  energy efficiencies and technological trends;

  •
  governmental regulation and taxation;

  •
  the impact of legislative and regulatory actions on hydraulic fracturing;

  •
  hazards or operating risks incidental to the transporting and distributing of petroleum products and wastewater that may not be fully covered by insurance;

  •
  the maturity of the propane industry and competition from other propane distributors;

  •
  loss of key personnel;

  •
  the ability to renew contracts with key customers;

  •
  the fees we charge and the margins we realize for our terminal services;

  •
  the ability to renew leases for general purpose and high pressure rail cars;

  •
  the ability to renew leases for underground natural gas liquids storage;

  •
  the nonpayment or nonperformance by our customers;

  •
  the availability and cost of capital and our ability to access certain capital sources;

  •
  a deterioration of the credit and capital markets;

  •
  the ability to successfully identify and consummate strategic acquisitions at purchase prices that are accretive to our financial results;

  •
  the ability to successfully integrate acquired assets and businesses;

  •
  changes in laws and regulations to which we are subject, including tax, environmental, transportation and employment regulations or new interpretations by regulatory agencies concerning such laws and regulations and the impact of such laws and regulations (now existing or in the future) on our business operations, including our sales of crude oil, condensate, and natural gas liquids, our processing of wastewater, and transportation and hedging activities;

  •
  the costs and effects of legal and administrative proceedings; and

  •
  other risks and uncertainties, including those described under "Risk Factors."

        Given these risks and uncertainties, we caution you not to place undue reliance on these forward-looking statements. The forward-looking statements included in this prospectus are made only as of the date hereof. We do not undertake and specifically decline any obligation to update any of these statements or to publicly announce the results of any revisions to any of these statements to reflect future events or developments.

 USE OF PROCEEDS

        Unless otherwise specified in the applicable prospectus supplement, the net proceeds we receive from the sale of the securities offered by this prospectus and the applicable prospectus supplement will be used for working capital and other general partnership purposes. We will have significant discretion in the use of any net proceeds. General partnership purposes may include, but are not limited to:

  •
  the repayment or refinancing of debt;

  •
  capital expenditures; or

  •
  the financing of possible acquisitions or business expansion.

        The net proceeds from the sale of securities may be invested temporarily or applied to repay short-term debt until they are used for their stated purpose. When particular securities are offered, we will describe in the applicable prospectus supplement our intended use for the net proceeds received from the sale of such securities.

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated.

	NGL Energy Partners LP			NGL Supply, Inc.
	Year Ended March 31, 2013	Year Ended March 31, 2012	Six Months Ended March 31, 2011	Six Months Ended September 30, 2010		Year Ended March 31, 2010	Year Ended March 31, 2009
Ratio of earnings to fixed charges(1)	1.89	1.91	5.59		(2)	6.32	4.84

(1)
These ratios were computed by dividing earnings by fixed charges. For purposes of computing the ratio, earnings consist of income before income taxes (exclusive of income attributable to noncontrolling interests) plus fixed charges, and fixed charges consist of interest expense, loss on early extinguishment of debt, and the portion of operating lease rental expense estimated to represent interest.

(2)
Due to NGL Supply, Inc.'s loss for the period, the ratio was less than 1:1 for the six months ended September 30, 2010. NGL Supply, Inc. would have needed to generate an additional $3.9 million of earnings to achieve a ratio of 1:1.

 OUR CASH DISTRIBUTION POLICY

        You should read the following discussion of our cash distribution policy in conjunction with the factors and assumptions included in this section. In addition, see "Forward-Looking Statements" and "Risk Factors" for information regarding statements that do not relate strictly to historical or current facts and certain risks inherent in our business.

        We have summarized below selected provisions of our Second Amended and Restated Agreement of Limited Partnership, as amended (the "partnership agreement"). However, because this summary is not complete it is subject to and is qualified in its entirety by reference to the partnership agreement. We suggest that you read the complete text of the partnership agreement, which we have incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

Our Minimum Quarterly Distribution

        Our partnership agreement provides for a minimum quarterly distribution of $0.3375 per unit per complete quarter, or $1.35 per unit on an annualized basis. Quarterly distributions, if any, will be paid within 45 days after the end of each quarter. We must generate approximately $72.5 million (or an average of $18.1 million per quarter) of available cash to pay the minimum quarterly distribution for four quarters on all of our common units, subordinated units and general partner interest outstanding as of March 31, 2013 (exclusive of unvested restricted units issued pursuant to employee and director compensation programs). Our ability to make cash distributions equal to the minimum quarterly distribution will be subject to the various factors, including those described under "Risk Factors."

        Our general partner currently is entitled to 0.1% of all distributions that we make prior to our liquidation. In the future, our general partner's initial 0.1% general partner interest in these distributions may be reduced if we issue additional units and our general partner does not contribute a proportionate amount of capital to us to maintain its initial 0.1% general partner interest. Our general partner will also hold the incentive distribution rights, which entitle the holder to increasing percentages, up to a maximum of 48.0%, of the cash we distribute in excess of $0.388125 per unit per quarter.

        During the subordination period, before we make any quarterly distributions to our subordinated unitholders, our common unitholders are entitled to receive payment of the full minimum quarterly distribution plus any arrearages in distributions of the minimum quarterly distribution from prior quarters. See "—Subordination Period." We cannot guarantee, however, that we will pay the minimum quarterly distribution on the common units in any quarter.

        We do not have a legal obligation to pay distributions at our minimum quarterly distribution rate or at any other rate except as provided in our partnership agreement. Our partnership agreement requires that we distribute all of our available cash quarterly. Under our partnership agreement, available cash is generally defined to mean, for each quarter, cash generated from our business in excess of the amount of cash reserves established by our general partner to provide for the conduct of our business, to comply with applicable law, any of our debt instruments or other agreements or to provide for future distributions to our unitholders and general partner for any one or more of the next four quarters. Our available cash may also include, if our general partner so determines, all or any portion of the cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter.

        If we do not pay the minimum quarterly distribution on our common units, our common unitholders will not be entitled to receive such payments in the future except during the subordination period. To the extent we have available cash in any future quarter during the subordination period in excess of the amount necessary to pay the minimum quarterly distribution to holders of our common units, we will use this excess available cash to pay any distribution arrearages related to prior quarters before any cash distribution is made to holders of subordinated units. Our subordinated units will not accrue arrearages for unpaid quarterly distributions or quarterly distributions less than the minimum quarterly distribution. See "—Subordination Period."

        Although holders of our common units may pursue judicial action to enforce provisions of our partnership agreement, including those related to requirements to make cash distributions as described above, our partnership agreement provides that any determination made by our general partner in its capacity as our general partner must be made in good faith and that any such determination will not be subject to any other standard imposed by the Delaware LP Act or any other law, rule or regulation or at equity. Our partnership agreement provides that, in order for a determination by our general partner to be made in "good faith," our general partner must believe that the determination is in, or not opposed to, our best interest.

        Our cash distribution policy, as expressed in our partnership agreement, may not be modified or repealed without amending our partnership agreement. However, the actual amount of our cash distributions for any quarter is subject to fluctuations based on the amount of cash we generate from our business and the amount of reserves our general partner establishes in accordance with our partnership agreement as described above.

        We will pay our distributions on the 14th or 15th of each of February, May, August and November to holders of record on or about the 1st of each such month. If the distribution date does not fall on a business day, we will make the distribution on the business day immediately preceding the indicated distribution date.

Distributions of Available Cash

        General.    Our partnership agreement requires that, within 45 days after the end of each quarter, we distribute all of our available cash to unitholders of record on the applicable record date.

        Definition of Available Cash.    Available cash, for any quarter, consists of all cash on hand at the end of that quarter:

  •
  less, the amount of cash reserves established by our general partner at the date of determination of available cash for the quarter to:

  •
  provide for the proper conduct of our business;

  •
  comply with applicable law, any of our debt instruments or other agreements; and

  •
  provide funds for distributions to our unitholders and to our general partner for any one or more of the next four quarters (unless our general partner determines that the establishment of cash reserves for such purpose will prevent us from distributing the minimum quarterly distribution on all common units and any cumulative arrearages for the next four quarters);

  •
  plus, if our general partner so determines, all or a portion of cash on hand on the date of determination of available cash for the quarter.

        The purpose and effect of the last bullet point above is to allow our general partner, if it so decides, to use cash on hand after the end of the quarter but on or before the date of determination of available cash for that quarter to pay distributions to unitholders.

        Intent to Distribute the Minimum Quarterly Distribution.    We intend to distribute to the holders of common and subordinated units on a quarterly basis at least the minimum quarterly distribution of $0.3375 per unit, or $1.35 on an annualized basis, to the extent we have sufficient cash from our operations after establishment of cash reserves and payment of fees and expenses, including payments to our general partner and its affiliates. However, there is no guarantee that we will pay the minimum quarterly distribution or any amount on our units in any quarter. Even if our cash distribution policy is not modified or revoked, the amount of distributions paid under our policy and the decision to make any distribution is determined by our general partner, taking into consideration the terms of our partnership agreement.

        General Partner Interest and Incentive Distribution Rights.    Our general partner currently is entitled to 0.1% of all quarterly distributions that we make prior to our liquidation. Our general partner has the right, but not the obligation, to contribute a proportionate amount of capital to us to maintain its current general partner interest. Our general partner's initial 0.1% interest in our distributions may be reduced if we issue additional limited partner interests in the future (other than the issuance of common units upon a reset of the incentive distribution rights) and our general partner does not contribute a proportionate amount of capital to us to maintain its 0.1% general partner interest.

        Our general partner also currently holds incentive distribution rights, which represent a potentially material variable interest in our distributions. Incentive distribution rights entitle our general partner to receive increasing percentages, up to a maximum of 48.1%, of the cash we distribute from operating surplus (as defined below) in excess of $0.388125 per unit per quarter. The maximum distribution of 48.1% includes distributions paid to our general partner on its 0.1% general partner interest and assumes that our general partner maintains its general partner interest at 0.1%. The maximum distribution of 48.1% does not include any distributions that our general partner may receive on common units or subordinated units that it owns. See "—General Partner Interest and Incentive Distribution Rights" for additional information.

Operating Surplus and Capital Surplus

        General.    All cash distributed will be characterized as either being paid from "operating surplus" or "capital surplus." Our partnership agreement requires that we distribute available cash from operating surplus differently than available cash from capital surplus.

        Operating Surplus.    Operating surplus for any period consists of:

  •
  $20.0 million; plus

  •
  all of our cash receipts, excluding cash from interim capital transactions, which include the following:

  •
  borrowings, refinancing or refundings (including sales of debt securities) that are not working capital borrowings;

  •
  sales of equity interests;

  •
  sales or other dispositions of assets outside the ordinary course of business; and

  •
  capital contributions received;

  •
  provided that cash receipts from the termination of commodity hedges or interest rate hedges prior to their specified termination date shall be included in operating surplus in equal quarterly installments over the remaining scheduled life of such commodity hedge or interest rate hedge; plus

  •
  working capital borrowings made after the end of the period but on or before the date of determination of operating surplus for the period; plus

  •
  cash distributions paid on equity issued (including incremental distributions on incentive distribution rights), other than equity issued in our initial public offering, to finance all or a portion of the construction, acquisition or improvement of a capital improvement or replacement of a capital asset (such as equipment or facilities) and paid in respect of the period beginning on the date that we enter into a binding obligation to commence the construction, acquisition or improvement of a capital improvement or replacement of a capital asset and ending on the earlier to occur of the date the capital improvement or replacement capital asset commences commercial service and the date that it is abandoned or disposed of; plus

  •
  cash distributions paid on equity issued (including incremental distributions on incentive distribution rights) to pay the construction period interest on debt incurred, or to pay construction period distributions on equity issued, to finance the capital improvements or capital assets referred to above; less

  •
  all of our operating expenditures (as defined below); less

  •
  the amount of cash reserves established by our general partner to provide funds for future operating expenditures; less

  •
  all working capital borrowings not repaid within twelve months after having been incurred or repaid within such twelve-month period with the proceeds from additional working capital borrowings; less

  •
  any loss realized in disposition of an investment capital expenditure.

        Under our partnership agreement, working capital borrowings are borrowings that are made under a credit facility, commercial paper facility or similar financing arrangement, and in all cases are used solely for working capital purposes or to pay distributions to partners and with the intent of the borrower to repay such borrowings within twelve months from sources other than additional working capital borrowings.

        As described above, operating surplus does not reflect actual cash on hand that is available for distribution to our unitholders and is not limited to cash generated by our operations. In addition, the effect of including, as described above, certain cash distributions on equity interests in operating surplus will be to increase operating surplus by the amount of any such cash distributions and to permit the distribution as operating surplus of additional amounts of cash that we receive from non-operating sources.

        The proceeds of working capital borrowings increase operating surplus and repayments of working capital borrowings are generally operating expenditures, as described below, and thus reduce operating surplus when made. However, if a working capital borrowing is not repaid during the twelve-month period following the borrowing, it will be deemed repaid at the end of such period, thus decreasing operating surplus at such time. When such working capital borrowing is in fact repaid, it will be excluded from operating expenditures because operating surplus will have been previously reduced by the deemed repayment.

        We define operating expenditures as all of our cash expenditures, including, but not limited to, taxes, reimbursement of expenses to our general partner and its affiliates, payments made in the ordinary course of business under interest rate hedge agreements or commodity hedge contracts (provided that (i) with respect to amounts paid in connection with the initial purchase of an interest rate hedge contract or a commodity hedge contract, such amounts will be amortized over the life of the applicable interest rate hedge contract or commodity hedge contract and (ii) payments made in connection with the termination of any interest rate hedge contract or commodity hedge contract prior to the expiration of its stipulated settlement or termination date will be included in operating expenditures in equal quarterly installments over the remaining scheduled life of such interest rate hedge contract or commodity hedge contract), officer and other employee compensation, repayment of working capital borrowings, debt service payments and maintenance capital expenditures (as discussed in further detail below), provided that operating expenditures will not include:

  •
  repayment of working capital borrowings deducted from operating surplus pursuant to the next to the last bullet point of the definition of operating surplus above when such repayment actually occurs;

  •
  payments (including prepayments and prepayment penalties) of principal of and premium on indebtedness, other than working capital borrowings;

  •
  expansion capital expenditures;

  •
  investment capital expenditures;

  •
  payment of transaction expenses (including taxes) relating to interim capital transactions;

  •
  distributions to our partners (including distributions in respect of our incentive distribution rights); or

  •
  repurchases of partnership interests except to fund obligations under employee benefit plans.

        Capital Surplus.    We define capital surplus as any distribution of available cash in excess of our cumulative operating surplus. A distribution from capital surplus would potentially be generated by a distribution of cash from:

  •
  borrowings other than working capital borrowings;

  •
  issuances of our equity and debt securities; and

  •
  sales or other dispositions of assets for cash, other than inventory, accounts receivable and other assets sold in the ordinary course of business or as part of normal retirement or replacement of assets.

        Characterization of Cash Distributions.    Our partnership agreement requires that we treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed since the completion of our initial public offering equals the operating surplus from the completion of our initial public offering through the end of the quarter immediately preceding that distribution. Our partnership agreement requires that we treat any amount distributed in excess of operating surplus, regardless of its source, as capital surplus. We do not anticipate that we will make any distributions from capital surplus.

Capital Expenditures

        Maintenance capital expenditures are cash expenditures (including expenditures for the addition or improvement to, or the replacement of, our capital assets or for the acquisition of existing, or the construction or development of new, capital assets) made to maintain, including over the long term, our operating capacity or operating income. Our partnership agreement provides that maintenance capital expenditures will also include interest (and related fees) on debt incurred and distributions on equity issued (including incremental distributions on incentive distribution rights) to finance all or any portion of the construction or development of a replacement asset that is paid in respect of the period that begins when we enter into a binding obligation to commence constructing or developing a replacement asset and ending on the earlier to occur of the date that any such replacement asset commences commercial service and the date that it is abandoned or disposed of.

        Expansion capital expenditures are cash expenditures incurred for acquisitions or capital improvements and do not include maintenance capital expenditures or investment capital expenditures. Expansion capital expenditures are those capital expenditures that we expect will increase our operating capacity or operating income over the long term. Our partnership agreement provides that expansion capital expenditures will also include interest payments (and related fees) on debt incurred and distributions on equity issued (including incremental incentive distribution rights in respect of newly issued equity) to finance all or any portion of the construction of a capital improvement in respect of the period that commences when we enter into a binding obligation to commence construction of the capital improvement and ending on the earlier to occur of the date any such capital improvement commences commercial service and the date that it is abandoned or disposed of.

        Investment capital expenditures are those capital expenditures that are neither maintenance capital expenditures nor expansion capital expenditures. Investment capital expenditures largely will consist of capital expenditures made for investment purposes. Examples of investment capital expenditures include traditional capital expenditures for investment purposes, such as purchases of securities, as well as other capital expenditures that might be made in lieu of such traditional investment capital expenditures, such as the acquisition of a capital asset for investment purposes or development of facilities that are in excess of the maintenance of our existing operating capacity or operating income, but which are not expected to expand, for more than the short term, our operating capacity or operating income.

        Neither investment capital expenditures nor expansion capital expenditures will be included in operating expenditures, and thus will not reduce operating surplus. Because expansion capital expenditures include interest payments (and related fees) on debt incurred to finance all or a portion of the construction, replacement or improvement of a capital asset in respect of the period that begins when we enter into a binding obligation to commence construction of the capital asset and ending on the earlier to occur of the date the capital asset commences commercial service or the date that it is abandoned or disposed of, such interest payments are also not subtracted from operating surplus. Losses on disposition of an investment capital expenditure will reduce operating surplus when realized and cash receipts from an investment capital expenditure will be treated as a cash receipt for purposes of calculating operating surplus only to the extent the cash receipt is a return on principal.

        Capital expenditures that are made in part for maintenance capital purposes, investment capital purposes and/or expansion capital purposes will be allocated as maintenance capital expenditures, investment capital expenditures or expansion capital expenditure by our general partner.

Subordination Period

        General.    Our partnership agreement provides that, during the subordination period (which we describe below), our common units will have the right to receive distributions of available cash from operating surplus each quarter in an amount equal to $0.3375 per common unit, which amount is defined in our partnership agreement as the minimum quarterly distribution, plus any arrearages in the payment of the minimum quarterly distribution on our common units from prior quarters, before any distributions of available cash from operating surplus may be made on the subordinated units. These units are deemed "subordinated" because for a period of time, referred to as the subordination period, our subordinated units will not be entitled to receive any distributions until our common units have received the minimum quarterly distribution plus any arrearages from prior quarters. Furthermore, no arrearages will be paid on our subordinated units. The practical effect of our subordinated units is to increase the likelihood that during the subordination period there will be available cash to be distributed on our common units.

        Subordination Period.    Except as described below, the subordination period began on May 17, 2011 (the closing date of our initial public offering) and will extend until the first business day after the distribution to unitholders in respect of any quarter, beginning with the first quarter after May 17, 2014 (the third anniversary of the closing date of our initial public offering), that each of the following tests are met:

  •
  distributions of available cash from operating surplus on each of the outstanding common and subordinated units and the related distribution on the general partner interest equaled or exceeded the minimum quarterly distribution for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

  •
  the "adjusted operating surplus" (as defined below) generated during each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date equaled or exceeded the sum of the minimum quarterly distributions on all of the outstanding common and subordinated units and the related distribution on the general partner interest, in each case on a fully diluted weighted average basis during those periods; and

  •
  there are no arrearages in payment of the minimum quarterly distribution on the common units.

        Early Termination of Subordination Period.    Notwithstanding the foregoing, the subordination period will automatically terminate on the first business day after the distribution to unitholders in respect of any quarter, if each of the following has occurred:

  •
  distributions of available cash from operating surplus on each of the outstanding common and subordinated units and the related distribution on the general partner interest equaled or exceeded $2.025 (150.0% of the annualized minimum quarterly distribution) for the four-quarter period immediately preceding that date; and

  •
  the "adjusted operating surplus" (as defined below) generated during the four-quarter period immediately preceding that date equaled or exceeded the sum of $2.025 (150.0% of the annualized minimum quarterly distribution) on each of the outstanding common and subordinated units and the related distribution on the general partner interest and the incentive distribution rights, in each case on a fully diluted weighted average basis.

        Expiration Upon Removal of the General Partner.    In addition, if the unitholders remove our general partner other than for cause and no units held by our general partner and its affiliates are voted in favor of such removal:

  •
  the subordination period will end and the subordinated units held by any person will immediately and automatically convert into common units on a one-for-one basis;

  •
  all cumulative common unit arrearages on the common units will be extinguished; and

  •
  our general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests based on the fair market value of the interests at the time.

        Expiration of the Subordination Period.    When the subordination period ends, each outstanding subordinated unit will convert into one common unit and will then participate pro rata with the other common units in distributions of available cash.

        Adjusted Operating Surplus.    Adjusted operating surplus is intended to reflect the cash generated from operations during a particular period and therefore excludes net increases in working capital borrowings and net drawdowns of reserves of cash generated in prior periods. Adjusted operating surplus for any period consists of:

  •
  operating surplus generated with respect to that period (excluding any amounts attributable to the items described in the first bullet point under "—Operating Surplus and Capital Surplus—Operating Surplus" above); less

  •
  any net increase in working capital borrowings with respect to that period; less

  •
  any net decrease in cash reserves for operating expenditures with respect to that period not relating to an operating expenditure made with respect to that period; plus

  •
  any net decrease in working capital borrowings with respect to that period; plus

  •
  any net increase in cash reserves for operating expenditures with respect to that period required by any debt instrument for the repayment of principal, interest or premium; plus

  •
  any net decrease made in subsequent periods to cash reserves for operating expenditures initially established with respect to such period to the extent such decrease results in a reduction in adjusted operating surplus in subsequent periods pursuant to the third bullet point above.

Distributions of Available Cash From Operating Surplus During the Subordination Period

        Our partnership agreement requires that we make distributions of available cash from operating surplus for any quarter during the subordination period in the following manner:

  •
  first, 99.9% to the common unitholders, pro rata, and 0.1% to our general partner, until we distribute for each outstanding common unit an amount equal to the minimum quarterly distribution for that quarter;

  •
  second, 99.9% to the common unitholders, pro rata, and 0.1% to our general partner, until we distribute for each outstanding common unit an amount equal to any arrearages in payment of the minimum quarterly distribution on our common units for any prior quarters during the subordination period;

  •
  third, 99.9% to the subordinated unitholders, pro rata, and 0.1% to our general partner, until we distribute for each outstanding subordinated unit an amount equal to the minimum quarterly distribution for that quarter; and

  •
  thereafter, in the manner described in "—General Partner Interest and Incentive Distribution Rights" below.

        The preceding discussion assumes that our general partner maintains its 0.1% general partner interest and that we do not issue additional classes of equity interests.

Distributions of Available Cash From Operating Surplus After the Subordination Period

        Our partnership agreement requires that we make distributions of available cash from operating surplus for any quarter after the subordination period in the following manner:

  •
  first, 99.9% to all unitholders, pro rata, and 0.1% to our general partner, until we distribute for each outstanding unit an amount equal to the minimum quarterly distribution for that quarter; and

  •
  thereafter, in the manner described in "—General Partner Interest and Incentive Distribution Rights" below.

        The preceding discussion assumes that our general partner maintains its 0.1% general partner interest and that we do not issue additional classes of equity interests.

General Partner Interest and Incentive Distribution Rights

        Our partnership agreement provides that our general partner initially will be entitled to 0.1% of all distributions that we make prior to our liquidation. Our general partner has the right, but not the obligation, to contribute a proportionate amount of capital to us to maintain its 0.1% general partner interest if we issue additional units. Our general partner's 0.1% general partner interest, and the percentage of our cash distributions to which it is entitled from its general partner interest, will be proportionately reduced if we issue additional units in the future (other than the issuance of common units upon conversion of outstanding subordinated units or the issuance of common units upon a reset of the incentive distribution rights) and our general partner does not contribute a proportionate amount of capital to us in order to maintain its 0.1% general partner interest. Our partnership agreement does not require that the general partner fund its capital contribution with cash and our general partner may fund its capital contribution by the contribution to us of common units or other property.

        Incentive distribution rights represent a potentially material variable interest in our distributions. The holder of the incentive distribution rights has the right to receive an increasing percentage (13.0%, 23.0% and 48.0%) of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. Our general partner currently holds the incentive distribution rights, but may transfer these rights separately from its general partner interest, subject to restrictions in the partnership agreement that apply prior to the first day of the first quarter beginning after May 17, 2021 (the tenth anniversary of the closing date of our initial public offering) unless the consent of a majority of our outstanding common units (excluding common units held by our general partner or its affiliates) is obtained first.

        The following discussion assumes that our general partner maintains its 0.1% general partner interest, that there are no arrearages on common units and that our general partner continues to own all of the incentive distribution rights.

        If for any quarter:

  •
  we have distributed available cash from operating surplus to the common and subordinated unitholders in an amount equal to the minimum quarterly distribution; and

  •
  we have distributed available cash from operating surplus on outstanding common units in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution to the common unitholders;

then, our partnership agreement requires that we distribute any additional available cash from operating surplus for that quarter among the unitholders and the general partner in the following manner:

  •
  first, 99.9% to all unitholders, pro rata, and 0.1% to our general partner, until each unitholder receives a total of $0.388125 per unit for that quarter (the "first target distribution");

  •
  second, 86.9% to all unitholders, pro rata, and 13.1% to our general partner, until each unitholder receives a total of $0.421875 per unit for that quarter (the "second target distribution");

  •
  third, 76.9% to all unitholders, pro rata, and 23.1% to our general partner, until each unitholder receives a total of $0.50625 per unit for that quarter (the "third target distribution"); and

  •
  thereafter, 51.9% to all unitholders, pro rata, and 48.1% to our general partner.

Percentage Allocations of Available Cash From Operating Surplus

        The following table illustrates the percentage allocations of available cash from operating surplus between the unitholders and our general partner based on the specified target distribution levels. The amounts set forth under "Marginal Percentage Interest in Distributions" are the percentage interests of our general partner and the unitholders in any available cash from operating surplus we distribute up to and including the corresponding amount in the column "Total Quarterly Distribution per Unit." The percentage interests shown for our unitholders and our general partner for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution. The percentage interests set forth below for our general partner include its 0.1% general partner interest, assume our general partner has contributed any additional capital necessary to maintain its 0.1% general partner interest and has not transferred its incentive distribution rights and there are no arrearages on common units.

					Marginal Percentage Interest in Distributions
	Total Quarterly Distribution per Unit				Unitholders	General Partner
Minimum quarterly distribution				$0.3375	99.9%	0.1%
First target distribution	above	$0.3375	up to	$0.388125	99.9%	0.1%
Second target distribution	above	$0.388125	up to	$0.421875	86.9%	13.1%
Third target distribution	above	$0.421875	up to	$0.50625	76.9%	23.1%
Thereafter	above	$0.50625			51.9%	48.1%

General Partner's Right to Reset Incentive Distribution Levels

        Our general partner, as the initial holder of our incentive distribution rights, has the right under our partnership agreement to elect to relinquish the right to receive incentive distribution payments based on the initial target distribution levels and to reset, at higher levels, the minimum quarterly distribution amount and target distribution levels upon which the incentive distribution payments to our general partner would be set. If our general partner transfers all or a portion of our incentive distribution rights in the future, then the holder or holders of a majority of our incentive distribution rights will be entitled to exercise this right. The following discussion assumes that our general partner holds all of the incentive distribution rights at the time that a reset election is made. Our general partner's right to reset the minimum quarterly distribution amount and the target distribution levels upon which the incentive distributions payable to our general partner are based may be exercised, without approval of our unitholders or our conflicts committee, at any time when there are no subordinated units outstanding and we have made cash distributions to the holders of the incentive distribution rights at the highest level of incentive distribution for each of the prior four consecutive fiscal quarters. The reset minimum quarterly distribution amount and target distribution levels will be higher than the minimum quarterly distribution amount and the target distribution levels prior to the reset such there will be no incentive distributions paid under the reset target distribution levels until cash distributions per unit following this event increase as described below. We anticipate that our general partner would exercise this reset right in order to facilitate acquisitions or internal growth projects that would otherwise not be sufficiently accretive to cash distributions per common unit, taking into account the existing levels of incentive distribution payments being made to our general partner.

        In connection with the resetting of the minimum quarterly distribution amount and the target distribution levels and the corresponding relinquishment by our general partner of incentive distribution payments based on the target distribution levels prior to the reset, our general partner will be entitled to receive a number of newly issued common units based on a predetermined formula described below that takes into account the "cash parity" value of the average cash distributions related to the incentive distribution rights received by our general partner for the two quarters prior to the reset event as compared to the average cash distributions per common unit during this period. Our general partner's general partner interest in us (currently 0.1%) will be maintained at the percentage interest immediately prior to the reset election.

        The number of common units that our general partner would be entitled to receive from us in connection with a resetting of the minimum quarterly distribution amount and the target distribution levels then in effect would be equal to the quotient determined by dividing (x) the average aggregate amount of cash distributions received by our general partner in respect of its incentive distribution rights during the two consecutive fiscal quarters ended immediately prior to the date of such reset election by (y) the average of the amount of cash distributed per common unit during each of these two quarters.

        Following a reset election, the minimum quarterly distribution amount will be reset to an amount equal to the average cash distribution amount per unit for the two fiscal quarters immediately preceding the reset election (which amount we refer to as the "reset minimum quarterly distribution") and the target distribution levels will be reset to be correspondingly higher such that we would distribute all of our available cash from operating surplus for each quarter thereafter as follows:

  •
  first, 99.9% to all unitholders, pro rata, and 0.1% to our general partner, until each unitholder receives an amount per unit equal to 115.0% of the reset minimum quarterly distribution for that quarter;

  •
  second, 86.9% to all unitholders, pro rata, and 13.1% to our general partner, until each unitholder receives an amount per unit equal to 125.0% of the reset minimum quarterly distribution for the quarter;

  •
  third, 76.9% to all unitholders, pro rata, and 23.1% to our general partner, until each unitholder receives an amount per unit equal to 150.0% of the reset minimum quarterly distribution for the quarter; and

  •
  thereafter, 51.9% to all unitholders, pro rata, and 48.1% to our general partner.

        Our general partner will be entitled to cause the minimum quarterly distribution amount and the target distribution levels to be reset on more than one occasion, provided that it may not make a reset election except at a time when it has received incentive distributions for the prior four consecutive fiscal quarters based on the highest level of incentive distributions that it is entitled to receive under our partnership agreement.

Distributions From Capital Surplus

        How Distributions from Capital Surplus Will Be Made.    Our partnership agreement requires that we make distributions of available cash from capital surplus, if any, in the following manner:

  •
  first, 99.9% to all unitholders, pro rata, and 0.1% to our general partner, until we distribute for each common unit that was issued in our initial public offering, an amount of available cash from capital surplus equal to the initial public offering price in our initial public offering;

  •
  second, 99.9% to the common unitholders, pro rata, and 0.1% to our general partner, until we distribute for each common unit, an amount of available cash from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the outstanding common units; and

  •
  thereafter, as if they were from operating surplus.

        The preceding paragraph assumes that our general partner maintains its 0.1% general partner interest and that we do not issue additional classes of equity interests.

        Effect of a Distribution from Capital Surplus.    Our partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from our initial public offering, which is a return of capital. The initial public offering price less any distributions of capital surplus per unit is referred to as the "unrecovered initial unit price." Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the corresponding reduction in the unrecovered initial unit price. Because distributions of capital surplus will reduce the minimum quarterly distribution and target distribution levels after any of these distributions are made, it may be easier for our general partner to receive incentive distributions and for the subordinated units to convert into common units. However, any distribution of capital surplus before the unrecovered initial unit price is reduced to zero cannot be applied to the payment of the minimum quarterly distribution or any arrearages.

        Once we distribute capital surplus on a common unit issued in our initial public offering in an amount equal to the initial unit price, we will reduce the minimum quarterly distribution and the target distribution levels to zero. We will then make all future distributions from operating surplus, with 51.9% being paid to the unitholders, pro rata, and 48.1% to our general partner. The percentage interests shown for our general partner include its 0.1% general partner interest and assume our general partner has not transferred the incentive distribution rights.

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

        In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, if we combine our units into fewer units or subdivide our units into a greater number of units, our partnership agreement specifies that the following items will be proportionately adjusted:

  •
  the minimum quarterly distribution;

  •
  the target distribution levels;

  •
  the unrecovered initial unit price as described below; and

  •
  the per unit amount of any outstanding arrearages in payment of the minimum quarterly distribution.

        For example, if a two-for-one split of the units should occur, the minimum quarterly distribution, the target distribution levels and the unrecovered initial unit price would each be reduced to 50.0% of its initial level. If we combine our common units into a lesser number of units or subdivide our common units into a greater number of units, we will combine or subdivide our subordinated units using the same ratio applied to the common units. Our partnership agreement provides that we do not make any adjustment by reason of the issuance of additional units for cash or property.

        In addition, if as a result of a change in law or interpretation thereof, we or any of our subsidiaries is treated as an association taxable as a corporation or is otherwise subject to additional taxation as an entity for U.S. federal, state, local or non-U.S. income or withholding tax purposes, our general partner may, in its sole discretion, reduce the minimum quarterly distribution and the target distribution levels for each quarter by multiplying the minimum quarterly distribution and each target distribution level by a fraction, the numerator of which is available cash for that quarter (after deducting our general partner's estimate of our additional aggregate liability for the quarter for such income and withholdings taxes payable by reason of such change in law or interpretation thereof) and the denominator of which is the sum of (i) available cash for that quarter, plus (ii) our general partner's estimate of our additional aggregate liability for the quarter for such income and withholding taxes payable by reason of such change in law or interpretation thereof. To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference will be accounted for in distributions with respect to subsequent quarters.

Distributions of Cash Upon Liquidation

        General.    If we dissolve in accordance with our partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to the unitholders and our general partner, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

        The allocations of gain and loss upon liquidation are intended, to the extent possible, to entitle the holders of units to the payment of the initial value of their units, which we refer to as the "initial unit price" for each unit. The initial unit price for a common unit will be the price paid by a hypothetical purchaser of a common unit issued in our initial public offering. The allocations of gain and loss upon liquidation are also intended, to the extent possible, to entitle the holders of outstanding common units to a preference over the holders of outstanding subordinated units upon our liquidation, to the extent required to permit common unitholders to receive their unrecovered initial unit price plus the minimum quarterly distribution for the quarter during which liquidation occurs plus any unpaid arrearages in payment of the minimum quarterly distribution on our common units. However, there may not be sufficient gain upon our liquidation to enable the holders of common units to fully recover all of these amounts, even though there may be cash available for distribution to the holders of subordinated units. Any further net gain recognized upon liquidation will be allocated in a manner that takes into account the incentive distribution rights of our general partner.

        Manner of Adjustments for Gain.    The manner of the adjustment for gain is set forth in our partnership agreement. If our liquidation occurs before the end of the subordination period, we will allocate any gain to our partners in the following manner:

  •
  first, to our general partner and the holders of units who have negative balances in their capital accounts to the extent of and in proportion to those negative balances;

  •
  second, 99.9% to the common unitholders, pro rata, and 0.1% to our general partner, until the capital account for each common unit is equal to the sum of:

  •
  the unrecovered initial unit price;

    •
    the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs; and

    •
    any unpaid arrearages in payment of the minimum quarterly distribution;

  •
  third, 99.9% to the subordinated unitholders, pro rata, and 0.1% to our general partner, until the capital account for each subordinated unit is equal to the sum of:

  •
  the unrecovered initial unit price; and

  •
  the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs;

  •
  fourth, 99.9% to all unitholders, pro rata, and 0.1% to our general partner, until we allocate under this paragraph an amount per unit equal to:

  •
  the sum of the excess of the first target distribution per unit over the minimum quarterly distribution per unit for each quarter of our existence; less

  •
  the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the minimum quarterly distribution per unit that we distributed 99.9% to the unitholders, pro rata, and 0.1% to our general partner, for each quarter of our existence;

  •
  fifth, 86.9% to all unitholders, pro rata, and 13.1% to our general partner, until we allocate under this paragraph an amount per unit equal to:

  •
  the sum of the excess of the second target distribution per unit over the first target distribution per unit for each quarter of our existence; less

  •
  the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the first target distribution per unit that we distributed 86.9% to the unitholders, pro rata, and 13.1% to our general partner for each quarter of our existence;

  •
  sixth, 76.9% to all unitholders, pro rata, and 23.1% to our general partner, until we allocate under this paragraph an amount per unit equal to:

  •
  the sum of the excess of the third target distribution per unit over the second target distribution per unit for each quarter of our existence; less

  •
  the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the second target distribution per unit that we distributed 76.9% to the unitholders, pro rata, and 23.1% to our general partner for each quarter of our existence; and

  •
  thereafter, 51.9% to all unitholders, pro rata, and 48.1% to our general partner.

        The percentages set forth above for our general partner include its 0.1% general partner interest and assume our general partner has not transferred the incentive distribution rights and that we have not issued additional classes of equity interests.

        If the liquidation occurs after the end of the subordination period, the distinction between common and subordinated units will disappear, so that clause (iii) of the second bullet point above and all of the third bullet point above will no longer be applicable.

        Manner of Adjustments for Losses.    If our liquidation occurs before the end of the subordination period, after making allocations of loss to the general partner and the unitholders in a manner intended to offset in reverse order the allocations of gains that have previously been allocated, we will generally allocate any loss to our general partner and our unitholders in the following manner:

  •
  first, 99.9% to holders of subordinated units in proportion to the positive balances in their capital accounts and 0.1% to our general partner, until the capital accounts of the subordinated unitholders have been reduced to zero;

  •
  second, 99.9% to the holders of common units in proportion to the positive balances in their capital accounts and 0.1% to our general partner, until the capital accounts of the common unitholders have been reduced to zero; and

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  thereafter, 100.0% to our general partner.

        If the liquidation occurs after the end of the subordination period, the distinction between common and subordinated units will disappear, so that all of the first bullet point above will no longer be applicable.

Adjustments to Capital Accounts

        Our partnership agreement requires that we make adjustments to capital accounts upon the issuance of additional units. In this regard, our partnership agreement specifies that we allocate any unrealized and, for tax purposes, unrecognized gain resulting from the adjustments to the unitholders and the general partner in the same manner as we allocate gain upon liquidation. If we make positive adjustments to the capital accounts upon the issuance of additional units as a result of such gain, our partnership agreement requires that we generally allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or upon our liquidation in a manner that results, to the extent possible, in the partners' capital account balances equaling the amount that they would have been if no earlier positive adjustments to the capital accounts had been made. By contrast to the allocations of gain, and except as provided above, we generally will allocate any unrealized and unrecognized loss resulting from the adjustments to capital accounts upon the issuance of additional units to the unitholders and our general partner based on their respective percentage ownership of us. In this manner, prior to the end of the subordination period, we generally will allocate any such loss equally with respect to our common and subordinated units. In the event we make negative adjustments to the capital accounts as a result of such loss, future positive adjustments resulting from the issuance of additional units will be allocated in a manner designed to reverse the prior negative adjustments, and special allocations will be made upon liquidation in a manner designed to result, to the extent possible, in our unitholders' capital account balances equaling the amounts they would have been if no earlier adjustments for loss had been made.

DESCRIPTION OF COMMON UNITS

        The following description of our common units and of certain provisions of Delaware law is subject to and qualified in its entirety by reference to our Certificate of Limited Partnership, as amended (the "certificate"), our partnership agreement and our registration rights agreement. We suggest that you read the complete text of the certificate, the partnership agreement and the registration rights agreement, which we have incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

The Common Units

        The common units represent limited partner interests in us. The holders of common units are entitled to participate in partnership distributions and exercise the rights or privileges available to limited partners under our partnership agreement.

Listing

        Our common units are traded on the New York Stock Exchange under the symbol "NGL." Any additional common units that we issue also will be traded on the New York Stock Exchange.

Transfer Agent and Registrar

        Duties.    Wells Fargo Shareowner Services, a division of Wells Fargo Bank, National Association, serves as the registrar and transfer agent for the common units. We will pay all fees charged by the transfer agent for transfers of common units, except the following that must be paid by unitholders:

  •
  surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges in connection therewith;

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  special charges for services requested by a common unitholder; and

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  other similar fees or charges.

        There will be no charge to our unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

        Resignation or Removal.    The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor is appointed, our general partner may act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

        By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission are reflected in our books and records. Each transferee:

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  automatically becomes bound by the terms and conditions of, and is deemed to have executed, our partnership agreement;

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  represents that the transferee has the capacity, power and authority to become bound by our partnership agreement; and

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  gives the consents, waivers and approvals contained in our partnership agreement.

        Our general partner will cause any transfers to be recorded on our books and records from time to time as necessary to accurately reflect the transfers.

        We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder's rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

        Common units are securities, and any transfers are subject to the laws governing the transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in our partnership for the transferred common units.

        Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

Registration Rights

        We have entered into the registration rights agreement with certain third parties (the "registration rights parties") pursuant to which we agreed to register for resale under the Securities Act common units, including any common units issued upon the conversion of subordinated units, owned by the registration rights parties. In connection with our initial public offering, we granted registration rights to the individuals and entities that owned all of our then-outstanding common units (collectively, the "NGL Energy LP Investor Group"), and subsequently, we have granted registration rights in connection with several acquisitions. We will not be required to register such common units if an exemption from the registration requirements of the Securities Act is available with respect to the number of common units desired to be sold. This prospectus relates only to a primary offering of securities by us and does not relate to an offering by any stockholder.

        Subject to limitations specified in the registration rights agreement, the registration rights of the registration rights parties include the following:

        Demand Registration Rights.    Certain registration rights parties deemed "Significant Holders" under the registration rights agreement may, to the extent that they continue to own more than 4% of our common units, require us to file a registration statement with the SEC registering the offer and sale of a specified number of common units, subject to limitations on the number of requests for registration that can be made in any twelve-month period as well as customary cutbacks at the discretion of the underwriters relating to a potential offering. All other registration rights parties are entitled to notice of a Significant Holder's exercise of its demand registration rights and may include their units in such registration. We can only be required to file a total of nine registration statements upon the Significant Holders' exercise of these demand registration rights and are only required to effect demand registration if the aggregate proposed offering price to the public is at least $10.0 million.

        Piggyback Registration Rights.    If we propose to file a registration statement under the Securities Act to register our common units, the registration rights parties are entitled to notice of such registration and have the right to include their units in the registration, subject to limitations that the underwriters relating to a potential offering may impose on the number of common units included in the registration. The registration rights parties also have the right to include their units in our future registrations, including secondary offerings of our common units.

        Expenses of Registration.    With specified exceptions, we are required to pay all expenses incidental to any registration of common units, excluding underwriting discounts and commissions.

        The registration rights described above will continue, with respect to any particular unitholder, for so long as the registration rights parties hold common units eligible for registration under the terms of the registration rights agreement.

DESCRIPTION OF DEBT SECURITIES

        The following description, together with the additional information we may include in any applicable prospectus supplements and in any related free writing prospectuses, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms summarized below will apply generally to any debt securities that we may offer, we will describe the particular terms of any debt securities in more detail in the applicable prospectus supplement. The terms of any debt securities offered under a prospectus supplement may differ from the terms described below.

        We may issue debt securities from time to time in one or more distinct series. The debt securities may be senior debt securities or subordinated debt securities. Senior debt securities may be issued under a senior indenture and subordinated debt securities may be issued under a subordinated indenture. If we issue debt securities pursuant to an indenture, in the applicable prospectus supplement we will specify the trustee under such indenture. We will include in a supplement to this prospectus the specific terms of debt securities being offered, including the terms, if any, on which debt securities may be convertible into or exchangeable for common units or other debt securities. The statements and descriptions in this prospectus or in any prospectus supplement regarding provisions of debt securities and any indentures are summaries of these provisions and are subject to, and are qualified in their entirety by reference to, all of the provisions of the debt securities and the indentures (including any amendments or supplements we may enter into from time to time which are permitted under the debt securities or any indenture).

        Unless otherwise specified in a prospectus supplement, the debt securities will be direct unsecured obligations of the Partnership. Any debt securities designated as senior will rank equally with any of our other senior and unsubordinated debt. Any debt securities designated as subordinated will be subordinate and junior in right of payment to any senior indebtedness. There may be subordinated debt securities that are senior or junior to other series of subordinated debt securities.

        The applicable prospectus supplement will set forth the terms of the debt securities or any series thereof, including, if applicable:

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  the title of the debt securities and whether the debt securities will be senior debt securities or subordinated debt securities;

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  any limit upon the aggregate principal amount of the debt securities;

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  whether the debt securities will be issued as registered securities, bearer securities or both, and any restrictions on the exchange of one form of debt securities for another and on the offer, sale and delivery of the debt securities in either form;

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  the date or dates on which the principal amount of the debt securities will mature;

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  if the debt securities bear interest, the rate or rates at which the debt securities bear interest and the date or dates from which interest will accrue;

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  if the debt securities bear interest, the dates on which interest will be payable and the regular record dates for interest payments;

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  the place or places where the payment of principal, any premium and interest will be made, where the debt securities may be surrendered for transfer or exchange and where notices or demands to or upon us may be served;

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  the price at which we originally issue the debt security, expressed as a percentage of the principal amount, and the original issue date;

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  any optional redemption provisions, which would allow us to redeem the debt securities in whole or in part;

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  any sinking fund or other provisions that would obligate us to redeem, repay or purchase the debt securities;

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  if the currency in which the debt securities will be issuable is U.S. dollars, the denominations in which any registered securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof, and the denominations in which any bearer securities will be issuable, if other than the denomination of $5,000;

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  if other than the entire principal amount, the portion of the principal amount of debt securities which will be payable upon a declaration of acceleration of the maturity of the debt securities;

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  the events of default and covenants relevant to the debt securities, including, the inapplicability of any event of default or covenant set forth in the indenture relating to the debt securities, or the applicability of any other events of defaults or covenants in addition to the events of default or covenants set forth in the indenture relating to the debt securities;

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  the name and location of the corporate trust office of the applicable trustee under the indenture for such series of notes;

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  if other than U.S. dollars, the currency in which the debt securities will be paid or denominated;

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  if the debt securities are to be payable, at our election or the election of a holder of the debt securities, in a currency other than that in which the debt securities are denominated or stated to be payable, the terms and conditions upon which that election may be made, and the time and manner of determining the exchange rate between the currency in which the debt securities are denominated or stated to be payable and the currency in which the debt securities are to be so payable;

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  the designation of the original currency determination agent, if any;

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  if the debt securities do not bear interest, the dates on which we will furnish to the applicable trustee the names and addresses of the holders of the debt securities;

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  if the debt security is also an original issue discount debt security, the yield to maturity;

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  if other than as set forth in an indenture, provisions for the satisfaction and discharge or defeasance or covenant defeasance of that indenture with respect to the debt securities issued under that indenture;

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  the date as of which any bearer securities and any global security will be dated if other than the date of original issuance of the first debt security of a particular series to be issued;

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  whether and under what circumstances we will pay additional amounts to non-U.S. holders in respect of any tax assessment or government charge;

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  whether the debt securities will be issued in whole or in part in the form of a global security or securities and, in that case, any depositary and global exchange agent for the global security or securities, whether the global form shall be permanent or temporary and, if applicable, the exchange date;

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  if debt securities are to be issuable initially in the form of a temporary global security, the circumstances under which the temporary global security can be exchanged for definitive debt securities and whether the definitive debt securities will be registered securities, bearer securities or will be in global form and provisions relating to the payment of interest in respect of any portion of a global security payable in respect of an interest payment date prior to the exchange date;

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  the extent and manner to which payment on or in respect of debt securities will be subordinated to the prior payment of our other liabilities and obligations;

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  the assets, if any, that will be pledged as security for the payment of the debt security;

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  whether the debt securities will be convertible and the terms of any conversion provisions;

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  the forms of the debt securities; and

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  any other terms of the debt securities, which terms shall not be inconsistent with the requirements of the Trust Indenture Act of 1939, as amended.

        This prospectus is part of a registration statement that provides that we may issue debt securities from time to time in one or more series under one or more indentures, in each case with the same or various maturities, at par or at a discount. Unless indicated in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the applicable indenture.

        We intend to disclose any restrictive covenants for any issuance or series of debt securities in the applicable prospectus supplement.

THE PARTNERSHIP AGREEMENT

        We have summarized below selected provisions of our partnership agreement. However, because this summary is not complete it is subject to and is qualified in its entirety by reference to the partnership agreement. We suggest that you read the complete text of the partnership agreement, which we have incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. The following provisions of our partnership agreement are summarized elsewhere in this prospectus: distributions of our available cash are described under "Cash Distribution Policy;" allocations of taxable income and other tax matters are described under "Material U.S. Federal Income Tax Considerations;" and rights of holders of common units are described under "Description of Common Units."

Organization and Duration

        Our partnership was organized in September 2010 and will have a perpetual existence.

Purpose

        Our purpose, as set forth in our partnership agreement, is limited to any business activity that is approved by our general partner and that lawfully may be conducted by a limited partnership organized under Delaware law; provided, that our general partner shall not cause us to engage, directly or indirectly, in any business activity that the general partner determines would be reasonably likely to cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.

        Although our general partner has the ability to cause us and our subsidiaries to engage in activities other than the businesses that we currently conduct, our general partner has no obligation to do so and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. Our general partner is generally authorized to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business.

Cash Distributions

        Our partnership agreement specifies the manner in which we will make cash distributions to holders of our common units and other partnership securities as well as to our general partner in respect of its general partner interest and its incentive distribution rights. For a description of these cash distribution provisions, see "Our Cash Distribution Policy."

Capital Contributions

        Unitholders are not obligated to make additional capital contributions, except as described below under "—Limited Liability."

        For a discussion of our general partner's right to contribute capital to maintain its 0.1% general partner interest if we issue additional units, please read "—Issuance of Additional Partnership Interests."

Voting Rights

        The following is a summary of the unitholder vote required for approval of the matters specified below. Matters that require the approval of a "unit majority" require:

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  during the subordination period, the approval of a majority of the common units, excluding those common units held by our general partner and its affiliates, and a majority of the subordinated units, voting as separate classes; and

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  after the subordination period, the approval of a majority of the common units, voting as a single class.

        In voting their common and subordinated units, our general partner and its affiliates will have no fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners.

Action	Voting Right
Issuance of additional units	No approval right.
Amendment of our partnership agreement

Certain amendments may be made by our general partner without the approval of the unitholders. Other amendments generally require the approval of a unit majority. See "—Amendment of the partnership agreement."

Merger of our partnership or the sale of all or substantially all of our assets	Unit majority in certain circumstances. See "—Merger, Consolidation, Conversion, Sale or Other Disposition of Assets."
Dissolution of our partnership	Unit majority. Please read "—Dissolution."
Continuation of our business upon dissolution	Unit majority. Please read "—Dissolution."
Withdrawal of our general partner

Prior to the first day of the first quarter beginning after May 17, 2021 (tenth anniversary of the closing date of our initial public offering), the approval of a majority of the common units, excluding common units held by our general partner and its affiliates, is generally required for the withdrawal of our general partner. See "—Withdrawal or Removal of Our General Partner."

Action	Voting Right
Removal of our general partner	Not less than 66 2/3% of the outstanding units, voting as a single class, including units held by our general partner and its affiliates. See "—Withdrawal or Removal of Our General Partner."
Transfer of our general partner interest

Our general partner may transfer all, but not less than all, of its general partner interest in us without a vote of our unitholders to an affiliate or another person in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets to, such person. The approval of a majority of the common units, excluding common units held by our general partner and its affiliates, is required in other circumstances for a transfer of the general partner interest to a third party prior to the first day of the first quarter beginning after May 17, 2021 (tenth anniversary of the closing date of our initial public offering). See "—Transfer of General Partner Interest."

Transfer of incentive distribution rights

No approval rights after the first day of the first quarter beginning after May 17, 2021 (tenth anniversary of the closing date of our initial public offering) and limited approval rights prior to that time. See "—Transfer of Incentive Distribution Rights."

Transfer of ownership interests in our general partner	No approval required at any time. See "—Transfer of Ownership Interests in the General Partner."

        If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to (i) any person or group that acquires the units from our general partner or its affiliates; (ii) any person or group that acquires the units directly or indirectly from our general partner of its affiliates, provided that our general partner notifies such transferees that the limitation does not apply; or (iii) any person or group that acquires the units from us provided that our general partner notifies such transferees that the limitation does not apply.

Applicable Law; Forum, Venue and Jurisdiction

        Our partnership agreement is governed by Delaware law. Our partnership agreement requires that any claims, suits, actions or proceedings:

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  arising out of or relating in any way to the partnership agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of the partnership agreement or the duties, obligations or liabilities among limited partners or of limited partners, or the rights or powers of, or restrictions on, the limited partners or us);

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  brought in a derivative manner on our behalf;

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  asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of us or our general partner, or owed by our general partner, to us or the limited partners;

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  asserting a claim arising pursuant to any provision of the Delaware LP Act; and

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  asserting a claim governed by the internal affairs doctrine shall be exclusively brought in the Court of Chancery of the State of Delaware, in each case regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims.

        By purchasing a common unit, a limited partner is irrevocably consenting to these limitations and provisions regarding claims, suits, actions or proceedings and submitting to the exclusive jurisdiction of the Court of Chancery of the State of Delaware in connection with any such claims, suits, actions or proceedings.

Limited Liability

        Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware LP Act and that he otherwise acts in conformity with the provisions of the partnership agreement, his liability under the Delaware LP Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his common units plus his share of any undistributed profits and assets. However, if it were determined that the right, or exercise of the right, by the limited partners as a group:

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  to remove or replace our general partner;

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  to approve some amendments to our partnership agreement; or

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  to take other action under our partnership agreement;

constituted "participation in the control" of our business for the purposes of the Delaware LP Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as our general partner. This liability would extend to persons who transact business with us under the reasonable belief that the limited partner is a general partner. Neither our partnership agreement nor the Delaware LP Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

        Under the Delaware LP Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. Neither liabilities to partners on account of their partnership interests nor liabilities that are non-recourse to the partnership are counted for purposes of determining whether a distribution is permitted. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware LP Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware LP Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware LP Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware LP Act, a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except that such person is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.

        Our subsidiaries conduct business in numerous states and we may have subsidiaries that conduct business in other states in the future. Maintenance of our limited liability as a member of the operating company may require compliance with legal requirements in the jurisdictions in which the operating company conducts business, including qualifying our subsidiaries to do business there.

        Limitations on the liability of members or limited partners for the obligations of a limited liability company or limited partnership have not been clearly established in many jurisdictions. If, by virtue of our ownership interest in our operating company or otherwise, it were determined that we were conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace our general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted "participation in the control" of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We will operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Partnership Interests

        Our partnership agreement authorizes us to issue an unlimited number of additional partnership interests and options, rights, warrants and appreciation rights relating to partnership interests for the consideration and on the terms and conditions determined by our general partner without the approval of the unitholders.

        We have and may continue to fund acquisitions through the issuance of additional common units, subordinated units or other partnership interests. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash (subject to certain waivers of distributions that parties have or may agree to in the future). In addition, the issuance of additional common units or other partnership interests may dilute the value of the interests of the then-existing holders of common units in our net assets.

        In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership interests that, as determined by our general partner, may have special voting rights to which the common units are not entitled or may have other preferences, rights, powers and duties, which may be senior to existing classes and series of partnership interests. In addition, our partnership agreement does not prohibit our subsidiaries from issuing equity securities, which may effectively rank senior to the common units.

        Upon issuance of additional partnership interests (other than the issuance of common units upon a reset of the incentive distribution rights) our general partner will be entitled, but not required, to make additional capital contributions to the extent necessary to maintain its 0.1% general partner interest in us. Our general partner's 0.1% general partner interest in us will be reduced if we issue additional units in the future (other than in those circumstances described above) and our general partner does not contribute a proportionate amount of capital to us to maintain its 0.1% general partner interest. Moreover, our general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates or the beneficial owners thereof or any of their respective affiliates, to purchase common units, subordinated units or other partnership interests whenever, and on the same terms that, we issue those interests to persons other than our general partner and its affiliates and such beneficial owners, to the extent necessary to maintain the percentage interest of our general partner and its affiliates and such beneficial owners or any of their respective affiliates, including such interest represented by common and subordinated units, that existed immediately prior to each issuance. The holders of common units will not have preemptive rights under our partnership agreement to acquire additional common units or other partnership interests.

Amendment of the Partnership Agreement

        General.    Amendments to our partnership agreement may be proposed only by or with the consent of our general partner. However, to the full extent permitted by law, our general partner will have no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. To adopt a proposed amendment, other than the amendments discussed below, our general partner is required to seek written approval of the holders of the number of units required to approve the amendment or to call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.

        Prohibited Amendments.    No amendment may be made that would:

  •
  enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected; or

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  enlarge the obligations of, restrict, change or modify in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which consent may be given or withheld at its option.

        The provision of our partnership agreement preventing the amendments having the effects described in the clauses above can be amended upon the approval of the holders of at least 90.0% of the outstanding units, voting as a single class (including units owned by our general partner and its affiliates).

        No Unitholder Approval.    Our general partner may generally make amendments to our partnership agreement without the approval of any limited partner to reflect:

  •
  a change in our name, the location of our principal place of business, our registered agent or our registered office;

  •
  the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

  •
  a change that our general partner determines to be necessary or appropriate to qualify or continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that neither we nor any of our subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes (to the extent not already so treated);

  •
  an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, agents or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, or ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed;

  •
  an amendment that our general partner determines to be necessary or appropriate in connection with the creation, authorization or issuance of additional partnership interests and options, rights, warrants and appreciation rights relating to the partnership interests;

  •
  any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

  •
  an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our partnership agreement;

  •
  any amendment that our general partner determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership, joint venture, limited liability company or other entity, as otherwise permitted by our partnership agreement;

  •
  a change in our fiscal year or taxable year and related changes;

  •
  conversions into, mergers with or conveyances to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the conversion, merger or conveyance other than those it receives by way of the conversion, merger or conveyance; or

  •
  any other amendments substantially similar to any of the matters described in the clauses above or the following paragraph.

        Our general partner may also make amendments to our partnership agreement, without the approval of any limited partner, if our general partner determines that those amendments:

  •
  do not adversely affect in any material respect the limited partners (or any particular class of limited partners);

  •
  are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware LP Act);

  •
  are necessary or appropriate to facilitate the trading of units or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the units are or will be listed for trading;

  •
  are necessary or appropriate for any action taken by our general partner relating to splits or combinations of partnership interests under the provisions of our partnership agreement; or

  •
  are required to effect the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

        Opinion of Counsel and Unitholder Approval.    Our general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners or result in our being treated as an entity for federal income tax purposes in connection with any of the amendments described above under "—No Unitholder Approval." No other amendments to our partnership agreement will become effective without the approval of holders of at least 90.0% of the outstanding units voting as a single class unless we first obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners.

        In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that reduces the voting percentage required to take any action and any amendment which increases the voting percentage for the removal of our general partner or the calling of a special meeting must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced or increased, as applicable.

Merger, Consolidation, Conversion, Sale or Other Disposition of Assets

        A merger, consolidation or conversion of us requires the prior consent of our general partner. However, to the fullest extent permitted by law, our general partner will have no duty or obligation to consent to any merger, consolidation or conversion and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interest of us or the limited partners.

        In addition, our partnership agreement generally prohibits our general partner, without the prior approval of the holders of a unit majority, from causing us to sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions. Our general partner may, however, in our best interests, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without such approval. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without such approval. Finally, our general partner may consummate any merger without the prior approval of our unitholders if we are the surviving entity in the transaction, our general partner has received an opinion of counsel regarding limited liability and tax matters, the transaction would not result in an amendment to the partnership agreement (other than an amendment that the general partner could adopt without the consent of the limited partners), each of our units outstanding immediately prior to the transaction will be a substantially identical unit of our partnership following the transaction and the partnership interests to be issued do not exceed 20% of our outstanding partnership interests (other than the incentive distribution rights) immediately prior to the transaction.

        If the conditions specified in our partnership agreement are satisfied, our general partner may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey all of our assets to, a newly formed entity, if the sole purpose of that conversion, merger or conveyance is to effect a mere change in our legal form into another limited liability entity, our general partner has received an opinion of counsel regarding limited liability and tax matters and the governing instruments of the new entity provide the limited partners and our general partner with the same rights and obligations as contained in our partnership agreement. Our unitholders are not entitled to dissenters' rights of appraisal under our partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets or any other similar transaction or event.

Dissolution

        We will continue as a limited partnership until dissolved under our partnership agreement. We will dissolve upon:

  •
  the election of our general partner to dissolve us, if approved by the holders of units representing a unit majority;

  •
  there being no limited partners, unless we are continued without dissolution in accordance with applicable Delaware law;

  •
  the entry of a decree of judicial dissolution of our partnership; or

  •
  the withdrawal or removal of our general partner or any other event specified in our partnership agreement that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or its withdrawal or removal following the approval and admission of a successor.

        Upon a dissolution under the last clause above, the holders of a unit majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our partnership agreement by appointing as a successor general partner an entity approved by the holders of units representing a unit majority, subject to our receipt of an opinion of counsel to the effect that:

  •
  the action would not result in the loss of limited liability under Delaware law of any limited partner; and

  •
  neither our partnership nor any of our subsidiaries would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue (to the extent not already so treated or taxed).

Liquidation and Distribution of Proceeds

        Upon our dissolution, unless our business is continued, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that are necessary or appropriate, liquidate our assets and apply the proceeds of the liquidation as described in "Cash Distribution Policy—Distributions of Cash Upon Liquidation." The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to our partners.

Withdrawal or Removal of Our General Partner

        Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to 11:59 p.m. Central Time on the first day of the first quarter beginning after May 17, 2021 (the tenth anniversary of the closing date of our initial public offering) without obtaining the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after 11:59 p.m. Central Time on the first day of the first quarter beginning after May 17, 2021 (the tenth anniversary of the closing date of our initial public offering), our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days' written notice, and that withdrawal will not constitute a violation of our partnership agreement. Notwithstanding the information above, our general partner may withdraw without unitholder approval upon 90 days' notice to the limited partners if at least 50% of the outstanding common units are held or controlled by one person and its affiliates, other than our general partner and its affiliates. In addition, our partnership agreement permits our general partner, in some instances, to sell or otherwise transfer all of its general partner interest in us without the approval of the unitholders. See "—Transfer of General Partner Interest" and "—Transfer of Incentive Distribution Rights."

        Upon withdrawal of our general partner under any circumstances, other than as a result of a transfer by our general partner of all or a part of its general partner interest in us, the holders of a unit majority may select a successor to that withdrawing general partner to continue the business of the partnership. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within a specified period after that withdrawal, the holders of a unit majority agree in writing to continue our business and to appoint a successor general partner. Please read "—Dissolution."

        Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding units, voting together as a single class, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units, voting as a class, and the outstanding subordinated units, voting as a class (including, in each case, units held by our general partner and its affiliates). The ownership of more than 33 1/3% of the outstanding units by our general partner and its affiliates gives them the practical ability to prevent our general partner's removal.

        Our partnership agreement also provides that if our general partner is removed as our general partner under circumstances where cause does not exist:

  •
  the subordinated units held by any person will immediately and automatically convert into common units on a one-for-one basis unless such person or any of their affiliates voted in favor of such removal or such person is an affilate of the successor general partner; and

  •
  if all the subordinated units convert into common units pursuant to the preceding bullet point, all cumulative common unit arrearages on the common units will be extinguished and the subordination period will end.

        In the event of the removal of our general partner under circumstances where cause exists or withdrawal of our general partner where that withdrawal violates our partnership agreement, a successor general partner will have the option to purchase the general partner interest and incentive distribution rights of the departing general partner for a cash payment equal to the fair market value of those interests. Under all other circumstances where our general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest and the incentive distribution rights of the departing general partner or its affiliates for fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of the departing general partner and the successor general partner will determine the fair market value.

        If the option to purchase described above is not exercised by either the departing general partner or the successor general partner, the departing general partner's general partner interest and all of its or its affiliates' incentive distribution rights will automatically convert into common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

        In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities incurred as a result of the termination of any employees employed for our benefit by the departing general partner or its affiliates.

Transfer of General Partner Interest

        Prior to the first day of the first quarter beginning after May 17, 2021 (the tenth anniversary of the closing date of our initial public offering), except for transfer by our general partner of all, but not less than all, of its general partner interest to (i) an affiliate of our general partner (other than an individual) or (ii) another entity as part of the merger or consolidation of our general partner with or into another entity or the transfer by our general partner of all or substantially all of its assets to another entity, our general partner may not transfer all or any of its general partner interest to another person without the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates. On or after the first day of the first quarter beginning after May 17, 2021 (the tenth anniversary of the closing date of our initial public offering), our general partner may transfer all or any part of its general partner interest in us to another person without the approval of the unitholders. As a condition of this transfer, the transferee must, among other things, assume the rights and duties of our general partner, agree to be bound by the provisions of our partnership agreement and furnish an opinion of counsel regarding limited liability and tax matters.

        Our general partner may, at any time, transfer common units or subordinated units to one or more persons, without unitholder approval.

Transfer of Ownership Interests in the General Partner

        At any time, the owners of our general partner may sell or transfer all or part their ownership interests in our general partner to an affiliate or a third party without unitholder approval.

Transfer of Incentive Distribution Rights

        Prior to the first day of the first quarter beginning after May 17, 2021 (the tenth anniversary of the closing date of our initial public offering), the consent of a majority of our outstanding common units (excluding common units held by our general partner and its affiliates) will be required to transfer the incentive distribution rights, except for transfers to an affiliate or to another person as part of our general partner's merger or consolidation, sale of all or substantially all of its assets, the sale of all of the ownership interests in our general partner, the pledge, encumbrance, hypothecation or mortgage of the incentive distribution rights in favor of a person providing bona-fide debt financing to such holder as security or collateral for such debt financing and the transfer of incentive distribution rights in connection with exercise of any remedy of such person in connection therewith. After the expiration of this period, the incentive distribution rights may be freely transferred.

Change of Management Provisions

        Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove NGL Energy Holdings LLC as our general partner or from otherwise changing our management. Please read "—Withdrawal or Removal of Our General Partner" for a discussion of certain consequences of the removal of our general partner. If any person or group, other than our general partner and its affiliates, acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply in certain circumstances. Please read "—Meetings; Voting."

Limited Call Right

        If at any time our general partner and its affiliates own more than 80% of the then-issued and outstanding limited partner interests of any class, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or beneficial owners thereof or to us, to acquire for cash all, but not less than all, of the limited partner interests of the class held by unaffiliated persons as of a record date to be selected by our general partner, on at least 10 days, but not more than 60 days, notice. The purchase price in the event of this purchase is the greater of:

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  the highest price paid by our general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those limited partner interests; and

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  the average of the daily closing prices of the partnership securities of such class over the 20 consecutive trading days preceding the date three days before the date the notice is mailed.

        As a result of our general partner's right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at an undesirable time or a price that may be lower than market prices at various times prior to such purchase or lower than a unitholder may anticipate the market price to be in the future. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market. See "Material U.S. Federal Income Tax Consequences—Disposition of Common Units."

Non-Citizen Assignees; Redemption

        If our general partner, with the advice of counsel, determines we are subject to U.S. federal, state or local laws or regulations that, in the reasonable determination of our general partner, create a substantial risk of cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or other related status of any limited partner, then our general partner may adopt such amendments to our partnership agreement as it determines necessary or advisable to:

  •
  obtain proof of the nationality, citizenship or other related status of the limited partner or transferees (and their owners, to the extent relevant); and

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  permit us to redeem the units held by any person whose nationality, citizenship or other related status creates substantial risk of cancellation or forfeiture of any property or who fails to comply with the procedures instituted by our general partner to obtain proof of the nationality, citizenship or other related status. The redemption price in the case of such a redemption will be the average of the daily closing prices per unit for the 20 consecutive trading days immediately prior to the date set for redemption.

Non-Taxpaying Assignees; Redemption

        If our general partner, with the advice of counsel, determines that our not being treated as an association taxable as a corporation or otherwise taxable as an entity for U.S. federal income tax purposes, coupled with the tax status (or lack of proof thereof) of one or more of our limited partners, has, or is reasonably likely to have, a material adverse effect on the maximum applicable rates chargeable to customers by us, then our general partner may adopt such amendments to our partnership agreement as it determines necessary or advisable to:

  •
  obtain proof of the U.S. federal income tax status of the limited partner or transferees (and their owners, to the extent relevant); and

  •
  permit us to redeem the units held by any person whose tax status has or is reasonably likely to have a material adverse effect on the maximum applicable rates or who fails to comply with the procedures instituted by our general partner to obtain proof of the U.S. federal income tax status. The redemption price in the case of such a redemption will be the average of the daily closing prices per unit for the 20 consecutive trading days immediately prior to the date set for redemption.

Meetings; Voting

        Except as described below regarding certain persons or groups owning 20% or more of any class of units then outstanding, record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited.

        Our general partner does not anticipate that any meeting of our unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting, if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum, unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

        Each record holder of a unit has a vote according to his percentage interest in us, although additional limited partner interests having special voting rights could be issued. See "—Issuance of Additional Partnership Interests." However, if at any time any person or group, other than our general partner and its affiliates, or a direct or subsequently approved (at the time of transfer as evidenced by notification) transferee of our general partner or its affiliates and purchasers specifically approved, as evidenced by notification, by our general partner in its sole discretion, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise. Except as our partnership agreement otherwise provides, subordinated units will generally vote together with common units, as a single class.

        Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Status as Limited Partner

        By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission are reflected in our books and records. Except as described under "—Limited Liability," the common units will be fully paid, and unitholders will not be required to make additional contributions.

Indemnification

        Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

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  our general partner;

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  any departing general partner;

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  any person who is or was an affiliate of our general partner or any departing general partner;

  •
  any person who is or was an officer, director, manager, managing member, fiduciary or trustee of our partnership, our subsidiaries, or any entity described in the three bullet points above or any of their affiliates;

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  any person who is or was serving, at the request of our general partner or any departing general partner or any of their respective affiliates, as a director, officer, manager, managing member, fiduciary or trustee of another person owing a fiduciary duty to us or our subsidiaries;

  •
  any person who controls our general partner or any departing general partner; and

  •
  any person designated by our general partner.

        However, our partnership agreement provides that these persons will not be indemnified if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, with respect to the matter for which the person is seeking indemnification, the person acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the person's conduct was unlawful.

        Any indemnification under these provisions will only be out of our assets. Our general partner will not be personally liable for, or have any obligation to contribute or lend funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.

Reimbursement of Expenses

        Our partnership agreement requires us to reimburse our general partner and its affiliates for all expenses they incur or payments they make on our behalf. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. Our general partner is entitled to determine the expenses that are allocable to us and our subsidiaries.

Books and Reports

        Our general partner is required to keep appropriate books of our business at our principal offices. These books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax purposes, our fiscal year is the calendar year. For fiscal reporting purposes, our fiscal year ends March 31st of each year.

        We will furnish or make available to record holders of our common units, within 90 days after the close of each fiscal year, an annual report containing audited consolidated financial statements and a report on those consolidated financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available summary financial information within 45 days after the close of each quarter. We will be deemed to have made any such report available if we file such report with the SEC on EDGAR or make the report available on a publicly available website which we maintain.

        We will furnish each record holder with information reasonably required for federal and state tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to our unitholders will depend on their cooperation in supplying us with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and in filing his federal and state income tax returns, regardless of whether he supplies us with the necessary information.

Right to Inspect Our Books and Records

        Our partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, the reasonableness of which having been determined by our general partner, upon reasonable written demand stating the purpose of such demand and at his own expense, have furnished to him:

  •
  a current list of the name and last known address of each partner;

  •
  a copy of our tax returns;

  •
  information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each partner became a partner;

  •
  copies of our partnership agreement, our certificate of limited partnership and all amendments thereto;

  •
  information regarding the status of our business and our financial condition; and

  •
  any other information regarding our affairs as is just and reasonable.

        To the full extent permitted by law, our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner believes is not in our best interests or could damage us or our business or that we are required by law or by agreements with third parties to keep confidential.

 MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

        This section is a summary of material U.S. federal income tax considerations that may be relevant to prospective unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, is the opinion of Winston & Strawn LLP (counsel to our general partner and us) insofar as it relates to legal conclusions with respect to matters of U.S. federal income tax law. This section is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), existing and proposed Treasury Regulations promulgated under the Internal Revenue Code (the "Treasury Regulations") and current administrative rulings and court decisions, all of which are subject to change. Changes in these authorities may cause the tax consequences to vary substantially from the consequences described below.

        The following discussion does not comment on all U.S. federal income tax matters affecting us or our unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, entities treated as partnerships for U.S. federal income tax purposes, trusts, nonresident aliens, U.S. expatriates and former citizens or long term residents of the United States and generally does not address unitholders subject to specialized tax treatment, such as banks, insurance companies and other financial institutions, tax-exempt organizations, foreign persons (including, without limitation, controlled foreign corporations, passive foreign investment companies and foreign persons eligible for the benefits of an applicable income tax treaty with the United States), individual retirement accounts ("IRAs") and other tax-qualified retirement plans, real estate investment trusts ("REITs"), mutual funds, dealers in securities or currencies, traders in securities, persons whose "functional currency" is not the U.S. dollar, persons holding their units as part of a "straddle," "hedge," "conversion transaction" or other risk reduction transaction, and persons deemed to sell their units under the constructive sale provisions of the Internal Revenue Code. Any prospective unitholder that is an employee of ours may be subject to different rules. In addition, this discussion only comments to a limited extent on state, local and foreign tax consequences. Accordingly, we strongly encourage each prospective unitholder to consult, and rely on, his own tax advisor in analyzing the federal, state, local, foreign tax and other consequences particular to him of the ownership or disposition of common units.

        Unless otherwise noted, all statements as to matters of U.S. federal income tax law and legal conclusions with respect thereto, but not as to factual matters, contained in this section are the opinion of Winston & Strawn LLP as of the date hereof. It must be emphasized that this opinion is based on various assumptions and representations as to factual matters (please read "—Partnership Status"), including representations made by us in a factual certificate provided by one of our officers. In addition, this opinion is based upon our factual representations set forth in this document.

        An opinion of counsel represents only that counsel's best legal judgment and does not bind the Internal Revenue Service (the "IRS") or the courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to our unitholders and our general partner and thus will be borne indirectly by our unitholders and our general partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

        For the reasons described below, Winston & Strawn LLP has not rendered an opinion with respect to the following specific U.S. federal income tax issues: (i) the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read "—Tax Consequences of Unit Ownership—Treatment of Short Sales"); (ii) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read "—Disposition of Common Units—Allocations Between Transferors and Transferees"); and

(iii) whether our method for taking into account Section 743 adjustments is sustainable (please read "—Tax Consequences of Unit Ownership—Section 754 Election," "—Disposition of Common Units" and "—Uniformity of Units").

Partnership Status

        For U.S. federal income tax purposes, a partnership is not a taxable entity and incurs no U.S. federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his U.S. federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable to the partner unless the amount of money (including, in certain circumstances, marketable securities) distributed to him is in excess of the partner's adjusted tax basis in his partnership interest.

        Section 7704 of the Internal Revenue Code provides that a publicly traded partnership will, as a general rule, be taxed as a corporation. However, an exception, referred to herein as the "Qualifying Income Exception," exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of "qualifying income." Qualifying income includes income and gains derived from the transportation, processing, storage and marketing of crude oil, natural gas and products thereof, including the retail and wholesale marketing of propane, the transportation of propane and natural gas liquids, and certain related hedging activities. Other types of qualifying income include interest (other than interest income from a financial or insurance business and certain interest income based on the net income or profits of any person), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than 8% of our current gross income is not qualifying income; however this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and our general partner and a review of the applicable legal authorities, Winston & Strawn LLP is of the opinion that at least 90% of our current gross income constitutes qualifying income. The portion of our income that is qualifying income may change from time to time.

        No ruling has been or will be sought from the IRS and the IRS has made no determination as to our status for U.S. federal income tax purposes. Instead, we will rely on the opinion of Winston & Strawn LLP on such matters. It is the opinion of Winston & Strawn LLP that, based upon the Internal Revenue Code, its regulations, published revenue rulings and court decisions and the representations made by us, we are classified as a partnership for U.S. federal income tax purposes.

        In rendering its opinion, Winston & Strawn LLP has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which Winston & Strawn LLP has relied include the following:

  •
  we have not elected and will not elect to be treated as a corporation;

  •
  for each taxable year, more than 90% of our gross income has been and will be income that Winston & Strawn LLP has opined or will opine is "qualifying income" within the meaning of Section 7704(d) of the Internal Revenue Code; and that

  •
  no amount of interest received by us has been (i) derived in the conduct of a financial or insurance business, or (ii) determined or based, in whole or in part, on the net income or profits of any person.

        We believe that these representations have been true in the past and expect that these representations will continue to be true in the future.

        If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This deemed contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a taxable C corporation for U.S. federal income tax purposes.

        If we were taxed as a C corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to our unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made by us to a unitholder would be treated as either taxable dividend income, to the extent of our current and accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder's tax basis in his common units, or taxable capital gain, after the unitholder's tax basis in his common units is reduced to zero. Accordingly, taxation of us as a C corporation would result in a material reduction in our after-tax cash flow and a unitholder's after-tax return and thus would likely result in a substantial reduction of the value of the units.

        The discussion below is based on Winston & Strawn LLP's opinion that we will be classified as a partnership for U.S. federal income tax purposes.

Limited Partner Status

        We will treat unitholders who become limited partners of NGL Energy Partners LP as part of an offering as partners of NGL Energy Partners LP for U.S. federal income tax purposes. Also, beneficial owners of common units whose units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units will be treated as partners of NGL Energy Partners LP for U.S. federal income tax purposes.

        A beneficial owner of common units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for U.S. federal income tax purposes. Please read "—Tax Consequences of Unit Ownership—Treatment of Short Sales."

        Income, gain, deductions or losses would not appear to be reportable by a unitholder who is not a partner for U.S. federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for U.S. federal income tax purposes would therefore appear to be fully taxable as ordinary income. These holders are urged to consult their own tax advisors with respect to their tax consequences of holding common units in NGL Energy Partners LP. The references to "unitholders" in the discussion that follows are to persons who are treated as partners in NGL Energy Partners LP for U.S. federal income tax purposes.

Entity-Level Taxation

        Even though NGL Energy Partners LP (as a partnership for U.S. federal income tax purposes) generally is not subject to U.S. federal income tax, certain of our business activities and operations are conducted through subsidiaries treated as corporations for U.S. federal income tax purposes, including the activities of Andrews Oil Buyers, Inc., Rocket Supply, Inc. and NGL Gateway Terminals, Inc. The taxable income, if any, of subsidiaries that are treated as corporations for U.S. federal income tax purposes, is subject to corporate-level U.S. federal income taxes, which may reduce the cash available for distribution to us and, in turn, to our unitholders. In the future, we may conduct additional operations through these subsidiaries or additional subsidiaries that are subject to corporate-level income taxes. Moreover, some of our subsidiaries and our operations may be subject to income tax and other taxes in the jurisdictions in which they are organized or from which they receive income. Such taxation will reduce the amount of cash we have available for distribution to our unitholders.

Tax Consequences of Unit Ownership

        Flow-Through of Taxable Income.    Subject to the discussion under "—Entity-Level Taxation" above and "—Entity-Level Collections" below, we generally will not pay any U.S. federal income tax. Instead, each unitholder will be required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether we make cash distributions to him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year ending with or within his taxable year. Our taxable year ends on December 31.

        Treatment of Distributions.    Distributions by us to a unitholder generally will not be taxable to the unitholder for U.S. federal income tax purposes, except to the extent the amount of any money (including, for this purpose, marketable securities) distributed exceeds his tax basis in his common units. Our cash distributions in excess of a unitholder's tax basis generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under "—Disposition of Common Units" below. Any reduction in a unitholder's share of our liabilities for which no partner, including the general partner, bears the economic risk of loss, known as "nonrecourse liabilities," will be treated as a distribution by us of cash to that unitholder. To the extent our distributions cause a unitholder's "at-risk" amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read "—Limitations on Deductibility of Losses."

        A decrease in a unitholder's percentage interest in us because of our issuance of additional common units will decrease his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. This deemed distribution may constitute a non-pro rata distribution. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if the distribution reduces the unitholder's share of our "unrealized receivables" (including depreciation recapture) and/or substantially appreciated "inventory items," each as defined in the Internal Revenue Code, and collectively, "Section 751 Assets." To that extent, he will be treated as having been distributed his proportionate share of the Section 751 Assets and then having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder's realization of ordinary income, which will equal the excess of (i) the non-pro rata portion of that distribution over (ii) the unitholder's tax basis (which may be zero) for the share of Section 751 Assets deemed relinquished in the exchange.

        Basis of Common Units.    A unitholder's initial tax basis for his common units will be the amount he paid for the common units plus his share of our nonrecourse liabilities (generally, liabilities for which no partner bears the economic risk of loss). That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions from us, by the unitholder's share of our losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have no share of our debt that is recourse to our general partner, but will have a share, generally based on his share of profits, of our nonrecourse liabilities. Please read "—Disposition of Common Units—Recognition of Gain or Loss."

        Limitations on Deductibility of Losses.    The deduction by a unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder, estate, trust, or a corporate unitholder (if more than 50% of the value of the corporate unitholder's stock is owned directly or indirectly by or for five or fewer individuals or some tax-exempt organizations) to the amount for which the unitholder is considered to be "at risk" with respect to our activities, if that is less than his tax basis. A common unitholder subject to these limitations must recapture losses deducted in previous years to the extent that distributions cause his at-risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction to the extent that his at-risk amount is subsequently increased, provided such losses do not exceed such common unitholder's tax basis in his common units. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at-risk limitation but may not be offset by losses suspended by the basis limitation. Any loss previously suspended by the at-risk limitation in excess of that gain would no longer be utilizable.

        In general, a unitholder will be at risk to the extent of the tax basis of his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by (i) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or other similar arrangement and (ii) any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder's at-risk amount should increase or decrease as the tax basis of the unitholder's units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

        In addition to the basis and at-risk limitations on the deductibility of losses, the Internal Revenue Code contains certain passive loss limitations, which generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer's income from those passive activities. The passive loss limitations are generally applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or a unitholder's investments in other publicly traded partnerships, or salary or active business income. Passive losses that are not deductible because they exceed a unitholder's share of income we generate may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive loss limitations are applied after other applicable limitations on deductions, including the at-risk rules and the basis limitation.

        Limitations on Interest Deductions.    The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of that taxpayer's "net investment income." Investment interest expense includes:

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  interest on indebtedness properly allocable to property held for investment;

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  our interest expense attributed to portfolio income; and

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  the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

        The computation of a unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment or (if applicable) qualified dividend income. The IRS has indicated that the net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders. In addition, the unitholder's share of our portfolio income will be treated as investment income.

        Entity-Level Collections.    If we are required or elect under applicable law to pay any federal, state, local or foreign income tax on behalf of any unitholder or our general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the unitholder on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend our partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual unitholder in which event the unitholder would be required to file a claim in order to obtain a credit or refund.

        Allocation of Income, Gain, Loss and Deduction.    In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among our general partner and the unitholders in accordance with their percentage interests in us. At any time that distributions are made to the common units in excess of distributions to the subordinated units, or incentive distributions are made to our general partner, gross income will be allocated to the recipients to the extent of these distributions. If we have a net loss, that loss will be allocated first to our general partner and the unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts, as adjusted to take into account the unitholders' share of nonrecourse debt, and, second, to our general partner.

        Specified items of our income, gain, loss and deduction will be allocated under Section 704(c) of the Internal Revenue Code (or the principles of Section 704(c) of the Internal Revenue Code) to account for (i) any difference between the tax basis and fair market value of our assets at the time of an offering and (ii) any difference between the tax basis and fair market value of any property contributed to us by the general partner and its affiliates that exists at the time of such contribution, together, referred to in this discussion as the "Contributed Property." The effect of these allocations, referred to as Section 704(c) Allocations, to a unitholder purchasing common units from us in an offering will be essentially the same as if the tax bases of our assets were equal to their fair market values at the time of such purchase. In the event we issue additional common units or engage in certain other transactions in the future, "reverse Section 704(c) Allocations," similar to the Section 704(c) Allocations described above, will be made to the general partner and our other unitholders immediately prior to such issuance or other transactions to account for the difference between the "book" basis for purposes of maintaining capital accounts and the fair market value of all property held by us at the time of such issuance or future transaction. In addition, items of recapture income will be allocated to the extent possible to the unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative capital account balances as quickly as possible.

        An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Internal Revenue Code to eliminate the difference between a partner's "book" capital account, credited with the fair market value of Contributed Property, and "tax" capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the "Book-Tax Disparity," will generally be given effect for U.S. federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner's share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including:

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  his relative contributions to us;

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  the interests of all the partners in profits and losses;

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  the interest of all the partners in cash flow; and

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  the rights of all the partners to distributions of capital upon liquidation.

        Winston & Strawn LLP is of the opinion that, with the exception of the issues described in "—Section 754 Election" and "—Disposition of Common Units—Allocations Between Transferors and Transferees," allocations under our partnership agreement will be given effect for U.S. federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction.

        Treatment of Short Sales.    A unitholder whose units are loaned to a "short seller" to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

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  any of our income, gain, loss or deduction with respect to those units would not appear to be reportable by the unitholder; and

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  while not entirely free from doubt, all cash distributions received by the unitholder as to those units would appear to be fully taxable for U.S. federal income tax purposes as ordinary income.

        Because there is no direct or indirect controlling authority on the issue relating to partnership interests, Winston & Strawn LLP has not rendered an opinion regarding the tax treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and loaning their units. The IRS has previously announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please also read "—Disposition of Common Units—Recognition of Gain or Loss."

        Alternative Minimum Tax.    Each unitholder will be required to take into account his distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for noncorporate taxpayers is 26% on the first $179,500 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.

        Tax Rates.    Under current law, the highest marginal U.S. federal income tax rate applicable to ordinary income of individuals is 39.6% and the highest marginal U.S. federal income tax rate applicable to long-term capital gains (generally, capital gains on certain assets held for more than twelve months) of individuals is 20%. However, these rates are subject to change by new legislation at any time.

        The Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, imposes a 3.8% Medicare tax on "net investment income" (within the meaning of the Internal Revenue Code) earned by individuals, estates and trusts for taxable years beginning after December 31, 2012. For these purposes, "net investment income" generally includes a unitholder's allocable share of our gross income and any net gain realized by a unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder's net investment income, and (ii) the amount by which the unitholder's modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if the unitholder is married and filing separately) or $200,000 (in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income, and (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.

        Section 754 Election.    We have made the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS unless there is a constructive termination of the partnership. Please read "—Disposition of Common Units—Constructive Termination." The election will generally permit us to adjust a common unit purchaser's tax basis in our assets ("inside basis") under Section 743(b) of the Internal Revenue Code to reflect his purchase price. This election does not apply with respect to a person who purchases common units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, a unitholder's inside basis in our assets will be considered to have two components: (i) his share of our tax basis in our assets ("common basis") and (ii) his Section 743(b) adjustment to that basis.

        We have adopted the remedial allocation method as to all our properties. Where the remedial allocation method is adopted, the Treasury Regulations under Section 743 of the Internal Revenue Code require a portion of the Section 743(b) adjustment that is attributable to recovery property that is subject to depreciation under Section 168 of the Internal Revenue Code and whose book basis is in excess of its tax basis to be depreciated over the remaining cost recovery period for the property's unamortized Book-Tax Disparity. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code, rather than cost recovery deductions under Section 168, is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Under our partnership agreement, our general partner is authorized to take a position to preserve the uniformity of units even if that position is not consistent with these and any other Treasury Regulations. Please read "—Uniformity of Units."

        Although Winston & Strawn LLP is unable to opine as to the validity of this approach because there is no direct or indirect controlling authority on this issue, we intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property's unamortized Book-Tax Disparity, or treat that portion as non-amortizable to the extent attributable to property which is not amortizable. We believe this method is consistent with the methods employed by other publicly traded partnerships but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read "—Uniformity of Units." A unitholder's tax basis for his common units is reduced by his share of our deductions (whether or not such deductions were claimed on an individual's income tax return) so that any position we take that understates deductions will overstate the common unitholder's basis in his common units, which may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read "—Disposition of Common Units—Recognition of Gain or Loss." The IRS may challenge our position with respect to depreciating or amortizing the Section 743(b) adjustment we take to preserve the uniformity of the units. If such a challenge were sustained, the gain from the sale of units might be increased without the benefit of additional deductions.

        A Section 754 election is advantageous if the transferee's tax basis in his units is higher than the units' share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation deductions and his share of any gain or loss on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee's tax basis in his units is lower than those units' share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in us if we have a substantial built-in loss immediately after the transfer, or if we distribute property and have a substantial basis reduction. Generally a built-in loss or a basis reduction is substantial if it exceeds $250,000.

        The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally nonamortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

        Accounting Method and Taxable Year.    We use the year ending December 31 as our taxable year and the accrual method of accounting for U.S. federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than twelve months of our income, gain, loss and deduction. Please read "—Disposition of Common Units—Allocations Between Transferors and Transferees."

        Tax Basis, Depreciation and Amortization.    The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The U.S. federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to the present offering generally will be borne by our general partner and other unitholders as of that time. Please read "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction."

        To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets subject to these allowances are placed in service. Please read "—Uniformity of Units." Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

        If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in us. Please read "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction" and "—Disposition of Common Units—Recognition of Gain or Loss."

        The costs we incur in selling our units (called "syndication expenses") must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us. The underwriting discounts and commissions we incur will be treated as syndication expenses.

        Valuation and Tax Basis of Our Properties.    The U.S. federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and the tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and may incur interest and penalties with respect to those adjustments.

Disposition of Common Units

        Recognition of Gain or Loss.    Gain or loss will be recognized on a taxable sale of units equal to the difference between the amount realized and the unitholder's tax basis for the units sold. A unitholder's amount realized will be measured by the sum of the cash and the fair market value of other property received by him plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder's share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale. Prior distributions from us that in the aggregate were in excess of cumulative net taxable income for a common unit and, therefore, decreased a unitholder's tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder's tax basis in that common unit, even if the price received is less than his original cost.

        Except as noted below, gain or loss recognized by a unitholder, other than a "dealer" in units, on the sale or exchange of a unit will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held for more than twelve months will generally be taxed at the U.S. federal income tax rate applicable to long-term capital gains. However, a portion of this gain or loss, which will likely be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "inventory items" we own. The term "unrealized receivables" includes depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Capital losses may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gains in the case of corporations. Both ordinary income and capital gain recognized on a sale of units may be subject to the net investment income tax in certain circumstances. Please read "—Tax Consequences of Unit Ownership—Tax Rates."

        The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner's tax basis in his entire interest in the partnership as the value of the interest sold bears to the value of the partner's entire interest in the partnership. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling discussed above, a common unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, he may designate specific common units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional units or a sale of common units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

        Specific provisions of the Internal Revenue Code affect the taxation of partnership interests, by treating a taxpayer as having sold an "appreciated" partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

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  a short sale;

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  an offsetting notional principal contract; or

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  a futures or forward contract, in each case, with respect to the partnership interest or substantially identical property.

        Moreover, if a taxpayer has previously entered into an appreciated financial position that is a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

        Allocations Between Transferors and Transferees.    In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month, which we refer to in this disclosure as the "Allocation Date." However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

        Although simplifying conventions are contemplated by the Internal Revenue Code and we believe most publicly traded partnerships employ such simplifying conventions, the use of this method may not be permitted under existing Treasury Regulations and there is no direct or indirect controlling authority on this issue. The Department of the Treasury and the IRS have issued proposed Treasury Regulations that provide a safe harbor pursuant to which a publicly traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders, although such tax items must be prorated on a daily basis. Existing publicly traded partnerships are entitled to rely on these proposed Treasury Regulations; however, they are not binding on the IRS and are subject to change until final Treasury Regulations are issued. Accordingly, Winston & Strawn LLP is unable to opine on the validity of this method of allocating income and deductions between transferor and transferee unitholders because the issue has not been definitively resolved by the IRS or the courts. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder's interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between transferor and transferee unitholders, as well as unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations. A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter through the month of disposition but will not be entitled to receive that cash distribution.

        Notification Requirements.    A unitholder who sells any of his units is generally required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of units who purchases units from another unitholder is also generally required to notify us in writing of that purchase within 30 days after the purchase. Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a purchase may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker who will satisfy such requirements.

        Constructive Termination.    We will be considered to have technically terminated for tax purposes if there are sales or exchanges which, in the aggregate, constitute 50% or more of the total interests in our capital and profits within a twelve-month period. For purposes of measuring whether the 50% threshold is reached, multiple sales of the same interest are counted only once. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than twelve months of our taxable income or loss being includable in his taxable income for the year of termination. A constructive termination occurring on a date other than December 31 will result in us filing two tax returns (and unitholders receiving two Schedules K-1 if the relief discussed below is unavailable) for one fiscal year and the cost of the preparation of these returns will be borne by all common unitholders. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination. The IRS has announced a relief procedure whereby if a publicly traded partnership that has technically terminated requests and the IRS grants special relief, among other things, the partnership will be required to provide only a single Schedule K-1 to unitholders for the tax years in which the termination occurs.

Uniformity of Units

        Because we cannot match transferors and transferees of units, we must endeavor to maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to comply completely with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the units. Please read "—Tax Consequences of Unit Ownership—Section 754 Election."

        We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property's unamortized Book-Tax Disparity, or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable, consistent with the regulations under Section 743 of the Internal Revenue Code, even though that position may be inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. Please read "—Tax Consequences of Unit Ownership—Section 754 Election." To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring units in the same month would receive depreciation and amortization deductions, whether attributable to a common basis or Section 743(b) adjustment, based upon the same applicable methods and lives as if they had purchased a direct interest in our property. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any units that would not have a material adverse effect on the unitholders. In either case, and as stated above, under "—Tax Consequences of Unit Ownership—Section 754 Election," Winston and Strawn LLP has not rendered an opinion with respect to these methods. Moreover, the IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. Please read "—Disposition of Common Units—Recognition of Gain or Loss."

Tax-Exempt Organizations and Other Investors

        Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations and other foreign persons raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them. If you are a tax-exempt entity or a non-U.S. person, you should consult your tax advisor before acquiring or investing in our common units. Employee benefit plans and most other organizations exempt from U.S. federal income tax, including individual retirement accounts and other retirement plans, are subject to U.S. federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder that is a tax-exempt organization is expected to be unrelated business taxable income and consequently will be taxable to them.

        Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States because of the ownership of such units. As a consequence, they will be required to file U.S. federal tax returns to report their share of our income, gain, loss or deduction and pay U.S. federal income tax at regular rates on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, cash distributions to foreign unitholders will be subject to withholding at the highest applicable effective tax rate. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8 or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

        In addition, because a foreign corporation that owns units will be treated as engaged in a U.S. trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular U.S. federal income tax, on its share of our earnings and profits, as adjusted for changes in the foreign corporation's "U.S. net equity," which is effectively connected with the conduct of a U.S. trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a "qualified resident." In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

        A foreign unitholder who sells or otherwise disposes of a common unit will be subject to U.S. federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the foreign unitholder. Under a ruling published by the IRS, interpreting the scope of "effectively connected income," a foreign unitholder would be considered to be engaged in a trade or business in the United States by virtue of the U.S. activities of the partnership, and part or all of that unitholder's gain would be effectively connected with that unitholder's indirect U.S. trade or business. Moreover, under the Foreign Investment in Real Property Tax Act, a foreign common unitholder generally will be subject to U.S. federal income tax upon the sale or disposition of a common unit if (i) he owned (directly or constructively applying certain attribution rules) more than 5% of our common units at any time during the five-year period ending on the date of such disposition and (ii) 50% or more of the fair market value of all of our assets consisted of U.S. real property interests at any time during the shorter of the period during which such unitholder held the common units or the five-year period ending on the date of disposition.

        Recent changes in law may affect certain foreign unitholders. Please read "—Administrative Matters—Additional Withholding Requirements."

Administrative Matters

        Additional Withholding Requirements.    Withholding taxes may be imposed under Sections 1471-1474 of the Internal Revenue Code and the Treasury Regulations promulgated thereunder, known as the Foreign Account Tax Compliance Act ("FATCA") on certain types of payments made to "foreign financial institutions" (as specifically defined in the Internal Revenue Code) and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on U.S. source interest (including original issue discount), dividends and rents (and other fixed and determinable income), and gross proceeds from the sale or other disposition of any property of a type which can produce U.S. source interest or dividends, payable to a foreign financial institution or to certain non-financial foreign entities, unless (i) the foreign financial institution undertakes certain diligence and reporting, (ii) the non-financial foreign entity either certifies it does not have any "substantial U.S. owners" (within the meaning of the Internal Revenue Code) or furnishes identifying information regarding each substantial U.S. owner or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. In general, and except to the extent otherwise provided in an applicable intergovernmental agreement between the United States and the relevant foreign government, a foreign financial institution that is subject to the diligence and reporting requirements in clause (i) above must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify "accounts" held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to non-compliant foreign financial institutions and certain other account holders.

        Treasury Regulations provide that such rules will apply to payments of interest (including original issue discount), dividends and rent (and other fixed and determinable income) made on or after January 1, 2014, and to gross proceeds from the sale or other disposition of any property of a type that can produce U.S. source interest or dividends on or after January 1, 2017. A foreign entity located in a jurisdiction that has an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Each prospective unitholder should consult his own tax advisor regarding the applicability of these withholding provisions to an investment in our common units.

        Information Returns and Audit Procedures.    We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder's share of income, gain, loss and deduction. We cannot assure you that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor Winston & Strawn LLP can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

        The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year's tax liability, and possibly may result in an audit of his return. Any audit of a unitholder's return could result in adjustments not related to our returns as well as those related to our returns.

        Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the "Tax Matters Partner" for these purposes. Our partnership agreement names NGL Energy Holdings LLC, our general partner, as our Tax Matters Partner.

        The Tax Matters Partner has made and will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

        A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

        Nominee Reporting.    Persons who hold an interest in us as a nominee for another person are required to furnish to us:

  •
  the name, address and taxpayer identification number of the beneficial owner and the nominee;

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  a statement regarding whether the beneficial owner is:

  (1)
  a person that is not a U.S. person;

  (2)
  a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

  (3)
  a tax-exempt entity;

  •
  the amount and description of units held, acquired or transferred for the beneficial owner; and

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  specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

        Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $100 per failure, up to a maximum of $1,500,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

        Accuracy-Related Penalties.    An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

        For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000. The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

  •
  for which there is, or was, "substantial authority"; or

  •
  as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

        If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an "understatement" of income for which no "substantial authority" exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit unitholders to avoid liability for this penalty. More stringent rules apply to "tax shelters," which we do not believe includes us, or any of our investments, plans or arrangements.

        A substantial valuation misstatement exists if (a) the value of any property, or the adjusted basis of any property, claimed on a tax return is 150% or more of the amount determined to be the correct amount of the valuation or adjusted basis, (b) the price for any property or services (or for the use of property) claimed on any such return with respect to any transaction between persons described in Internal Revenue Code Section 482 is 200% or more (or 50% or less) of the amount determined under Section 482 to be the correct amount of such price, or (c) the net Internal Revenue Code Section 482 transfer price adjustment for the taxable year exceeds the lesser of $5 million or 10% of the taxpayer's gross receipts.

        No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 200% or more than the correct valuation or certain other thresholds are met, the penalty imposed increases to 40%. We do not anticipate making any valuation misstatements.

        In addition, the 20% accuracy-related penalty also applies to any portion of an underpayment of tax that is attributable to transactions lacking economic substance. To the extent that such transactions are not disclosed, the penalty imposed is increased to 40%. Additionally, there is no reasonable cause defense to the imposition of this penalty to such transactions.

        Reportable Transactions.    If we were to engage in a "reportable transaction," we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a "listed transaction" or that it produces certain kinds of losses for partnerships, individuals, S corporations, and trusts in excess of $2 million in any single year, or $4 million in any combination of 6 successive tax years. Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly your tax return) would be audited by the IRS. Please read "—Information Returns and Audit Procedures."

        Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following:

  •
  accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at "—Accuracy-Related Penalties";

  •
  for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability; and

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  in the case of a listed transaction, an extended statute of limitations.

        We do not expect to engage in any "reportable transactions."

        Recent Legislative Developments.    The present U.S. federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative, legislative or judicial interpretation at any time. For example, from time to time, members of the U.S. Congress propose and consider substantive changes to the existing federal income tax laws that affect publicly traded partnerships. We are unable to predict whether any such changes will ultimately be enacted. However, it is possible that a change in law could affect us and may, if enacted, be applied retroactively. Any such changes could negatively impact the value of an investment in our common units.

State, Local, Foreign and Other Tax Considerations

        In addition to U.S. federal income taxes, you likely will be subject to other taxes, such as state, local and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which you are a resident. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. We currently own property or do business in almost all states. Most of these states impose an income tax on individuals, corporations and other entities. We may also own property or do business in other jurisdictions in the future. Although you may not be required to file a return and pay taxes in some jurisdictions because your income from that jurisdiction falls below the filing and payment requirement, you will be required to file income tax returns and to pay income taxes in many of these jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and may not be available to offset income in subsequent taxable years. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder's income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read "—Tax Consequences of Unit Ownership—Entity-Level Collections." Based on current law and our estimate of our future operations, our general partner anticipates that any amounts required to be withheld will not be material.

        It is the responsibility of each unitholder to investigate the legal and tax consequences of an investment in us under the laws of pertinent jurisdictions and, therefore, each prospective unitholder is urged to consult, and depend upon, his tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and foreign, as well as U.S. federal, tax returns that may be required of him. Winston & Strawn LLP has not rendered an opinion on the state, local or foreign tax consequences of an investment in us.

INVESTMENT IN NGL ENERGY PARTNERS LP BY EMPLOYEE BENEFIT PLANS

        An investment in us by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA, and the restrictions imposed by Section 4975 of the Internal Revenue Code and provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Internal Revenue Code or ERISA, or, collectively, the Similar Laws. For these purposes the term "employee benefit plan" includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or individual retirement accounts or annuities, or IRAs, established or maintained by an employer or employee organization, and entities whose underlying assets are considered to include "plan assets" of such plans, accounts and arrangements. Among other things, consideration should be given to:

  •
  whether the investment is prudent under Section 404(a)(1)(B) of ERISA and any other applicable Similar Laws;

  •
  whether in making the investment, the plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA and any other applicable Similar Laws;

  •
  whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment return. Please read "Material Tax Consequences—Tax-Exempt Organizations and Other Investors"; and

  •
  whether making such an investment will comply with the delegation of control and prohibited transaction provisions of ERISA, the Internal Revenue Code and any other applicable Similar Laws.

        The person with investment discretion with respect to the assets of an employee benefit plan, often called a fiduciary, should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for the plan.

        Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit employee benefit plans from engaging in specified transactions involving "plan assets" with parties that, with respect to the plan, are "parties in interest" under ERISA or "disqualified persons" under the Internal Revenue Code unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Internal Revenue Code. In addition, the fiduciary of the ERISA plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Internal Revenue Code.

        In addition to considering whether the purchase of common units is a prohibited transaction, a fiduciary should consider whether the plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that our general partner would also be a fiduciary of such plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code, ERISA and any other applicable Similar Laws.

        The Department of Labor regulations provide guidance with respect to whether, in certain circumstances, the assets of an entity in which employee benefit plans acquire equity interests would be deemed "plan assets." Under these regulations, an entity's assets would not be considered to be "plan assets" if, among other things:

  •
  the equity interests acquired by the employee benefit plan are publicly offered securities—i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, are freely transferable and are registered under certain provisions of the federal securities laws;

  •
  the entity is an "operating company,"—i.e., it is primarily engaged in the production or sale of a product or service, other than the investment of capital, either directly or through a majority-owned subsidiary or subsidiaries; or

  •
  there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest is held by the employee benefit plans referred to above that are subject to ERISA and IRAs and other similar vehicles that are subject to Section 4975 of the Internal Revenue Code.

        Our assets should not be considered "plan assets" under these regulations because it is expected that the investment will satisfy the requirements of the first two bullets above.

        In light of the serious penalties imposed on persons who engage in prohibited transactions or other violations, plan fiduciaries contemplating a purchase of common units should consult with their own counsel regarding the consequences under ERISA, the Internal Revenue Code and other Similar Laws.

 PLAN OF DISTRIBUTION

        We will sell the securities being offered hereby through underwriters on a firm commitment basis.

        The prospectus supplement with respect to any offering of securities will set forth the terms of the offering, including: (i) the name or names of any underwriters; (ii) the purchase price of the securities and the proceeds to us from the sale; (iii) any underwriting discounts and commissions and other items constituting underwriters' compensation; and (iv) any delayed delivery arrangements.

        We will enter into an underwriting agreement with the underwriters at the time of sale to them. We will set forth the names of these underwriters and the terms of the transaction in the prospectus supplement, which will be used by the underwriters to make resales of the securities in respect of which this prospectus is delivered to the public. We may indemnify the underwriters under the relevant underwriting agreement against specific liabilities, including liabilities under the Securities Act. The underwriters may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.

 EXPERTS

        The consolidated financial statements of NGL Energy Partners LP and subsidiaries as of March 31, 2013 and 2012 and for each of the two years ended March 31, 2013 and the six month period ended March 31, 2011 and management's assessment of the effectiveness of internal control over financial reporting; and the audited consolidated financial statements of NGL Supply, Inc. for the six month period ended September 30, 2010 included in the Partnership's Annual Report on Form 10-K which is incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements of High Sierra Energy GP, LLC and subsidiaries as of December 31, 2011 and 2010 and for the three years in the period ended December 31, 2011 included in the Partnership's current report on Form 8-K/A dated September 4, 2012 which is incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing.

        The combined financial statements of SemStream, L.P. Non-Residential Division as of December 31, 2010 and 2009 and for each of the three years in the period ended December 31, 2010, included in the Partnership's Current Report on Form 8-K/A, filed with the SEC on December 23, 2011 and incorporated by reference in this prospectus, have been audited by BDO USA, LLP, an independent registered public accounting firm, as stated in their report incorporated by reference herein. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The combined financial statements of the Businesses of the Osterman Associated Companies Contributed to NGL Energy Partners LP as of September 30, 2011 and 2010 and for each of the three years in the period ended September 30, 2011, included in the Partnership's Current Report on Form 8-K, filed with the SEC on November 20, 2012 and incorporated by reference in this prospectus, have been audited by Graham Shepherd, PC, independent certified public accountants, as stated in their report incorporated by reference herein. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The audited combined financial statements of Pecos Gathering and Marketing, LLC, Transwest Leasing, LLC, Blackhawk Gathering, LLC, Toro Operating Company, Inc., and Striker Oilfield Services, LLC as of December 31, 2011 and for the three years then ended, included in the Partnership's Current Report on Form 8-K/A filed with the SEC on January 18, 2013 and incorporated by reference in this prospectus, have been audited by EKS&H, LLLP, independent certified public accountants, as stated in their report incorporated by reference herein. The condensed combined financial statements of Pecos Gathering and Marketing, LLC, Transwest Leasing, LLC, Blackhawk Gathering, LLC, Midstream Operations, LLC, Toro Operating Company, Inc., and Striker Oilfield Services, LLC as of September 30, 2012 and for the nine months ended September 30, 2012 and 2011, included in the Partnership's report on Form 8-K/A filed with the SEC on January 18, 2013 and incorporated by reference in this prospectus, have been reviewed by EKS&H, LLLP, independent certified public accountants, as stated in their report incorporated by reference herein. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The audited financial statements of Third Coast Towing, LLC as of December 31, 2011 and for the two years then ended, included in the Partnership's Current Report on Form 8-K/A filed with the SEC on March 13, 2013 and incorporated by reference in this prospectus, have been audited by Roloff, Hnatek & Co., L.L.P., independent certified public accountants, as stated in their report incorporated by reference herein. The financial statements of Third Coast Towing, LLC as of September 30, 2012

and for the nine months ended September 30, 2012 and 2011, included in the Partnership's Current Report on Form 8-K/A filed with the SEC on March 13, 2013 and incorporated by reference in this prospectus, have been reviewed by Roloff, Hnatek & Co., L.L.P., independent certified public accountants, as stated in their report incorporated by reference herein. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

 LEGAL MATTERS

        The validity of the securities offered hereby will be passed upon for us by Winston & Strawn LLP. Winston & Strawn LLP will also render an opinion on the material U.S. federal income tax considerations regarding the securities. Certain legal matters may be passed upon for any agents or underwriters by counsel for such agents or underwriters identified in the applicable prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports and other information with the SEC under the Exchange Act. You may read and copy any document we file at the SEC's Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our filings with the SEC also are available from the SEC's internet site at http://www.sec.gov, which contains reports, proxy and information statements, and other information regarding issuers that file electronically. You may obtain a copy of these filings at no cost by writing or telephoning us at the following address: NGL Energy Partners LP, 6120 South Yale Avenue, Suite 805, Tulsa, Oklahoma 74136; telephone number (918) 481-1119.

INFORMATION INCORPORATED BY REFERENCE

        The SEC allows us to "incorporate by reference" into this prospectus the information we file with them, which means that we can disclose important information to you by referring you to those documents. Any statement contained or incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any subsequently filed document which also is incorporated by reference herein, modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below:

  •
  our Annual Report on Form 10-K for the fiscal year ended March 31, 2013;

  •
  our Current Reports on Form 8-K or Form 8-K/A, as the case may be, filed with the SEC on December 23, 2011, September 4, 2012, November 20, 2012, January 18, 2013, March 13, 2013, May 9, 2013, May 30, 2013 and July 3, 2013 (in each case, excluding any information furnished and not filed with the SEC); and

  •
  the description of our common units as set forth in our Registration Statement on Form 8-A filed with the SEC on May 9, 2011.

        All documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial registration statement of which this prospectus forms a part and prior to the effectiveness of such registration statement and (ii) after the date of this prospectus and before all of the securities offered by this prospectus are sold are incorporated by reference in this prospectus from the date of filing of the documents, unless we specifically provide otherwise in each case, (excluding any information furnished and not filed with the SEC). Information that we file with the SEC will automatically update and may replace information previously filed with the SEC.

        You may obtain, without charge, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to those documents that are not specifically incorporated by reference into those documents, by writing or telephoning us at the following address: NGL Energy Partners LP, 6120 South Yale Avenue, Suite 805, Tulsa, Oklahoma 74136; telephone number (918) 481-1119.

        Information contained on our website, http://www.nglenergypartners.com, is not a prospectus and does not constitute part of this prospectus.

NGL Energy Partners LP

4,100,000 Common Units

Representing Limited Partner Interests

Joint Book-Running Managers

RBC Capital Markets
BofA Merrill Lynch
Wells Fargo Securities

Co-Managers

Baird
BMO Capital Markets
Janney Montgomery Scott

PROSPECTUS SUPPLEMENT

The date of this prospectus supplement is                , 2013.